Exhibit 10.4

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
ASSET-BASED REVOLVING CREDIT AGREEMENT

$140,000,000

Dated as of December [24], 2024

among

THE CONTAINER STORE, INC.,
as Borrower,

THE GUARANTORS PARTY HERETO

ECLIPSE BUSINESS CAPITAL LLC,
as Administrative Agent and Collateral Agent,

and

THE OTHER LENDERS PARTY HERETO

ECLIPSE BUSINESS CAPITAL LLC,
as Lead Arranger

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND ACCOUNTING TERMS		2

1.01	Defined Terms	2
1.02	Other Interpretive Provisions	45
1.03	Classification of Loans and Borrowings	46
1.04	Accounting Terms	46
1.05	Rounding	46
1.06	Times of Day	46
1.07	Letter of Credit Amounts	46
1.08	Senior Debt	46
1.09	[Reserved]	46
1.10	[Reserved]	46
1.11	Interest Rates; Benchmark Notifications	47
1.12	Divisions	47
1.13	Letters of Credit	47

Article II THE COMMITMENTS AND CREDIT EXTENSIONS		47

2.01	Committed Loans; Reserves	47
2.02	Borrowings of Committed Loans	48
2.03	Letters of Credit	50
2.04	Swing Line Loans	56
2.05	Prepayments	58
2.06	Termination of Commitments	59
2.07	Term of Agreement; Repayment of Loans	60
2.08	Interest	60
2.09	Fees	61
2.10	Computation of Interest and Fees	61
2.11	Evidence of Debt	61
2.12	Payments Generally; Administrative Agent’s Clawback	62
2.13	Sharing of Payments by Lenders	63
2.14	Settlement Amongst Lenders	64
2.15	[Reserved]	65
2.16	[Reserved]	65
2.17	[Reserved]	65

Article III TAXES, YIELD PROTECTION AND ILLEGALITY		65

3.01	Taxes	65
3.02	Alternate Rate of Interest; Illegality	68
3.03	Increased Costs	70
3.04	[Reserved]	71
3.05	Mitigation Obligations; Replacement of Lenders	71
3.06	Survival	72

Article IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		72

4.01	Conditions of Initial Credit Extension	72
4.02	Conditions to All Credit Extensions	75

i

Article V REPRESENTATIONS AND WARRANTIES		76

5.01	Existence, Qualification and Power	76
5.02	Authorization; No Contravention	76
5.03	Governmental Authorization; Other Consents	76
5.04	Binding Effect	77
5.05	Financial Statements; No Material Adverse Effect	77
5.06	Litigation	77
5.07	[Reserved].	77
5.08	Ownership of Property; Liens; Investments	77
5.09	Environmental Matters	78
5.10	Insurance	79
5.11	Taxes	79
5.12	ERISA Compliance	79
5.13	Subsidiaries; Equity Interests; Loan Parties	80
5.14	Margin Regulations; Investment Company Act	80
5.15	Disclosure	80
5.16	Compliance with Laws	80
5.17	Intellectual Property; Licenses, Etc.	81
5.18	[Reserved]	81
5.19	Casualty, Etc.	81
5.20	Labor Matters	81
5.21	Collateral Documents	81
5.22	USA PATRIOT Act	81
5.23	Anti-Corruption Laws and Sanctions	82
5.24	Affected Financial Institutions	82
5.25	Plan Assets	82

Article VI AFFIRMATIVE COVENANTS		82

6.01	Financial Statements and Other Information	82
6.02	Certificates; Other Information	83
6.03	Notices	86
6.04	Payment of Obligations	87
6.05	Preservation of Existence, Etc.	87
6.06	Maintenance of Properties	87
6.07	Maintenance of Insurance	87
6.08	Compliance with Laws	88
6.09	Books and Records	89
6.10	Inspection Rights	89
6.11	Use of Proceeds	90
6.12	[Reserved]	90
6.13	[Reserved]	90
6.14	Physical Inventories	90
6.15	Further Assurances	90
6.16	Lenders Meetings	90
6.17	[Reserved]	90
6.18	Designation of Subsidiaries	90
6.19	[Reserved]	90
6.20	Certain Other Bankruptcy Matters	91

Article VII NEGATIVE COVENANTS		91

7.01	Liens	91
7.02	Indebtedness	93
7.03	Investments	94
7.04	Fundamental Changes	95
7.05	Dispositions	95
7.06	Restricted Payments	97
7.07	Change in Nature of Business	97
7.08	Transactions with Affiliates	97
7.09	Burdensome Agreements	98
7.10	Amendments of Material Indebtedness	98
7.11	Accounting Changes	98
7.12	Prepayments, Etc. of Indebtedness	99
7.13	Holding Company	99
7.14	[Reserved]	99
7.15	Minimum Availability	99
7.16	Sale and Leaseback Transactions	99
7.17	Additional Bankruptcy Matters	99

Article VIII EVENTS OF DEFAULT AND REMEDIES		100

8.01	Events of Default	100
8.02	Remedies upon Event of Default	104
8.03	Application of Funds	105

Article IX ADMINISTRATIVE AGENT		106

9.01	Appointment and Authority	106
9.02	Rights as a Lender	106
9.03	Exculpatory Provisions	107
9.04	Reliance by Agents	107
9.05	Delegation of Duties	108
9.06	Resignation of Agents	108
9.07	Non-Reliance on Agents and Other Lenders	108
9.08	No Other Duties, Etc.	109
9.09	Administrative Agent May File Proofs of Claim	109
9.10	Collateral and Guaranty Matters	109
9.11	Notice of Transfer	110
9.12	Reports and Financial Statements	110
9.13	Agency for Perfection	111
9.14	Indemnification of Agents	111
9.15	Withholding Tax	111
9.16	Relation Among Lenders	111
9.17	Certain ERISA Matters	112
9.18	Erroneous Payments	113
9.19	Intercreditor Agreement	114

Article X CONTINUING GUARANTY		114

10.01	Guaranty	114
10.02	Rights of Lenders	115
10.03	Certain Waivers	115
10.04	Obligations Independent	115
10.05	Subrogation	115
10.06	Termination; Reinstatement	116
10.07	Subordination	116
10.08	Stay of Acceleration	116
10.09	Condition of Borrower	116

Article XI MISCELLANEOUS		116

11.01	Amendments, Etc.	116
11.02	Notices; Effectiveness; Electronic Communications	118
11.03	No Waiver; Cumulative Remedies	121
11.04	Expenses; Indemnity; Damage Waiver	121
11.05	Payments Set Aside	122
11.06	Successors and Assigns	123
11.07	Treatment of Certain Information; Confidentiality	127
11.08	Right of Setoff	128
11.09	Interest Rate Limitation	128
11.10	Counterparts; Integration; Effectiveness	128
11.11	Survival of Representations and Warranties	129
11.12	Severability	129
11.13	Replacement of Lenders	130
11.14	Governing Law; Jurisdiction; Etc.	130
11.15	WAIVER OF JURY TRIAL	131
11.16	No Advisory or Fiduciary Responsibility	131
11.17	USA PATRIOT Act Notice	132
11.18	No Strict Construction	132
11.19	Attachments	132
11.20	Intercreditor Agreement	132
11.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	132
11.22	Acknowledgement Regarding Any Supported QFCs	133

SCHEDULES

2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.01	Organization Information
5.08(c)	Owned Real Estate
5.08(d)(i)	Leased Real Estate (Lessee)
5.08(d)(ii)	Leased Real Estate (Lessor)
5.08(e)	Existing Investments
5.10	Insurance
5.13	Subsidiaries and Other Equity Investments
5.17	Intellectual Property Rights
6.02(c)	Borrowing Base Calculation and Collateral Reporting
6.12	Guarantors
6.13	Credit Card Arrangements
7.01(b)	Existing Liens
7.02	Existing Indebtedness
7.09	Burdensome Agreements
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Notice of Borrowing
A-2	[Reserved]
B	[Reserved]
C	[Reserved]
D	Compliance Certificate
E	Form of Note
F	Assignment and Assumption
H-1	[Reserved]
H-2	[Reserved]
I	[Reserved]
J	[Reserved]
K	[Reserved]
L	[Reserved]
M-1	U.S. Tax Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
M-2	U.S. Tax Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
M-3	U.S. Tax Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
M-4	U.S. Tax Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes

v

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
ASSET-BASED REVOVING CREDIT AGREEMENT

This SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION ASSET-BASED REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of December [24], 2024, among THE CONTAINER STORE, INC., a Texas corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the Guarantors party hereto as debtors and debtors-in-possession under Chapter 11 of the Bankruptcy Code, each lender from time-to-time party hereto (collectively, the “Lenders” and individually, a “Lender”), ECLIPSE BUSINESS CAPITAL LLC (“Eclipse”), as Administrative Agent, Collateral Agent and Lead Arranger.

PRELIMINARY STATEMENTS:

WHEREAS, on December [22], 2024 (the “Petition Date”), the Borrower and certain affiliates and direct and indirect Subsidiaries of the Borrower (each, a “Chapter 11 Debtor” and collectively, the “Chapter 11 Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) initiating their cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) (collectively, the “Chapter 11 Cases”), and each Chapter 11 Debtor has continued and is continuing in the possession of its assets and management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, The Container Store Group, Inc., a Delaware corporation and Chapter 11 Debtor (“Holdings”) and the Borrower have asked the Lenders to provide the Borrower with a senior secured super-priority priming asset-based revolving debtor-in-possession credit facility in an aggregate amount not to exceed $140,000,000 (subject to the then applicable Borrowing Base) pursuant to the terms, and subject to the conditions set forth, in this Agreement and the Financing Orders (the “ABL DIP Facility”), the proceeds of which shall be used (i) for operating, working capital and other general corporate purposes of the Borrower and the Guarantors, including, together with a portion of the loans made under the DIP Term Facility, to refinance in full on the Closing Date the indebtedness outstanding under the Prepetition ABL Credit Facility (and to cash collateralize letters of credit outstanding thereunder), and (ii) to pay fees, costs and expenses incurred in connection with the Transactions and other administration costs incurred in connection with the Chapter 11 Cases;

WHEREAS, the Lenders are willing to make Committed Loans to the Borrower, subject to the terms and conditions set forth in this Agreement and the Financing Orders;

WHEREAS, the Obligations of the Borrower are guaranteed by the Guarantors and subject to the Carve Out, secured by Liens on the Collateral, in each case, as set forth in, and subject to, the Loan Documents and the Financing Orders; and

WHEREAS, the relative priority of the Liens under the ABL DIP Facility, the DIP Term Facility and the Prepetition Term Loan Facility with respect to the Collateral granted to secure the Obligations and the “Obligations” as defined in each of the DIP Term Facility and the Prepetition Term Loan Facility shall be as set forth in the Interim Financing Order and the Final Financing Order, as applicable, in each case upon entry thereof by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

1.01            Defined Terms. Unless otherwise defined herein, the following terms are used herein as defined in the UCC: Account Debtor, Chattel Paper, Deposit Accounts, Equipment, Fixtures, Instruments, Inventory and Proceeds. In addition, as used in this Agreement, the following terms shall have the meanings set forth below:

“ABL DIP Facility” has the meaning specified in the recitals hereto.

“ABL DIP Superpriority Claim” shall have the meaning set forth in the Financing Orders.

“ABL Priority DIP Collateral” shall have the meaning specified therefor in the Financing Orders.

“ABLSoft” means the electronic and/or internet-based system approved by the Administrative Agent for the purpose of making notices, requests, deliveries, communications and for the other purposes contemplated in this Agreement or otherwise approved by the Administrative Agent, whether such system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person.

“Acceptable Plan of Reorganization” shall mean a plan of reorganization for each of the Chapter 11 Cases that (i) provides for the termination of the unused commitments under the ABL DIP Facility and the exchange of the Committed Loans and other Obligations hereunder for loans under the Exit ABL Facility (as defined below) and full discharge of the Borrower’s and Guarantors’ Obligations hereunder at emergence, (ii) to the maximum extent permitted by applicable law, contains releases for the Agents and the Lenders in form and substance reasonably satisfactory to the Agents and the Lenders, (iii) is consistent with the Transaction Support Agreement, and (iv) provides for entry into the “Exit ABL Facility” (as defined in the Transaction Support Agreement) with Eclipse as lender and agent (such facility the “Exit ABL Facility”). For the avoidance of doubt, the Plan (as defined in the Transaction Support Agreement as may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof) shall be deemed an Acceptable Plan of Reorganization.

“Accounts” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, or (e) arising out of the use of a credit or charge card or information contained on or for use with the card.

“ACH” means automated clearing house transfers.

“Administrative Agent” means Eclipse in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent as provided in Section 9.06.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means, at any time, the sum of the Commitments of all the Lenders at such time. As of the Closing Date, the Aggregate Commitments are $140.0 million.

“Agreement” has the meaning specified in the introductory paragraph hereto, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Ancillary Document” has the meaning specified in Section 11.10(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, with respect to any Term Benchmark Loan, 4.25% and, with respect to any Base Rate Loan, 3.25%.

“Applicable Percentage” means, with respect to any Lender, at any time, the percentage (carried out to the fourth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of any L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto. Notwithstanding the foregoing, in the case of Section 2.03(e) when a Defaulting Lender shall exist, “Applicable Percentage” as used in such Section 2.03(e) with respect to any non-Defaulting Lender shall mean the percentage of the Aggregate Commitments (disregarding any Defaulting Lender’s Commitments) represented by such non-Defaulting Lender’s Commitment.

“Appraised Value Percentage” means the net orderly liquidation value of the Borrower’s and the Subsidiary Guarantors’ Inventory as determined by (i) the Prepetition Appraisal or, if later, the most current third-party appraisal report, performed in a manner substantially consistent with the Prepetition Appraisal by an appraisal firm retained by the Administrative Agent for such appraisal project with respect to the Eligible Inventory and Eligible In-Transit Inventory.

“Approved Bankruptcy Court Order” shall mean (a) the Financing Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement in a manner satisfactory to the Administrative Agent in its reasonable discretion (to the extent any such modification is adverse to the Lenders or Administrative Agent), (b) any other order entered by the Bankruptcy Court (in each case in form and substance satisfactory to the Administrative Agent in its reasonable discretion) regarding, relating to or impacting (i) any rights or remedies of any Credit Party, (ii) the Loan Documents or the DIP Term Loan Documents (including the Borrower’s and the Guarantors’ obligations thereunder), (iii) the Collateral, any Liens thereon or any ABL DIP Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or ABL DIP Superpriority Claims), (iv) the use of cash collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any of the Prepetition Facilities or (vii) any plan of reorganization (it being understood that any Acceptable Plan of Reorganization is in form and substance satisfactory to the Administrative Agent in its reasonable discretion) and (c) any other order entered by the Bankruptcy Court that has not been vacated, reversed or stayed.

“Approved Budget” shall mean the “Initial Budget” as defined in the Interim Financing Order, as such budget is modified pursuant to the terms of the Financing Orders and in form and substance reasonably acceptable to the Administrative Agent.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, facsimile, ABLSoft or any other equivalent electronic service, whether owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to this Agreement or any other Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information or material; provided, that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Eclipse Business Capital LLC.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease Obligation and (c) all Synthetic Debt of such Person.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, an amount, if any, established in the Administrative Agent’s reasonable discretion, equal to the sum of (a) the amount of all sales taxes that have been collected by the Borrower and Subsidiary Guarantors and not remitted to any state taxing authority when due, (b) an amount equal to two (2) months’ gross rent for each leased Store or distribution center of the Borrower and the Subsidiary Guarantors located in a Landlord Lien State (consistent with the Administrative Agent’s usual practices), (c) 50% of Customer Credit Liabilities, (d) an amount based on rent which is past due for more than ten days for any of the Borrower’s or Subsidiary Guarantors’ leased locations, with the exception of past due rent that is the subject of a Permitted Protest as determined by the Administrative Agent in its reasonable discretion, (e) [reserved], (f) such other reserves established in the Administrative Agent’s reasonable discretion which are reasonably required pursuant to this Agreement, including, without limitation, reserves implemented in connection with Permitted Liens, and Permitted Indebtedness, but in the case of each of the foregoing, only to the extent such Liens, encumbrances and Indebtedness relate or in any way affect the Borrowing Base, (g) reserves implemented in order to protect the Credit Parties from any Liens, encumbrances or claims that could, in the reasonable judgment of the Administrative Agent, take priority over the Liens of the Collateral Agent in the Collateral, (h) Dilution Reserves, (i) reserves for Shrink related to Eligible Inventory and freight and duties related to Eligible In-Transit Inventory, and (j) reserves reasonably calculated to cover the Lenders’ exposure for funding the Carve Out, which for the avoidance of doubt, shall be reduced by any amounts then held in the Carve Out Reserve Account (in each case as determined in good faith by the Administrative Agent, including, but not limited to, in accordance with the Approved Budget).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an interest period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” (or similar concept) pursuant to clause (e) of Section 3.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” has the meaning specified in the introductory paragraphs hereto.

“Bankruptcy Court” has the meaning specified in the introductory paragraphs hereto.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Floor plus one percent (1.00%), (b) the Federal Funds Rate in effect on such day plus one-half of one percent (½%), (c) the Term SOFR Rate in effect on such day, plus one percent (1.00%), provided, that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, by Wells Fargo Bank, N.A. at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo Bank, N.A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, N.A. may designate (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select in its reasonable discretion). If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.02 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.02(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 3.00%, such rate shall be deemed to be 3.00% for purposes of this Agreement.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.02.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)            Daily Simple SOFR; or

(b)            the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable interest period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” (or similar concept), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, as to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning provided in Section 6.02.

“Borrowing” means a borrowing of a Committed Loan or a Swing Line Loan, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)            the Eligible Accounts Component; plus

(b)            the Credit Card Receivables Component; plus

(c)            the Inventory Component; minus

(d)            the then amount of all Availability Reserves.

“Borrowing Base Calculation” means a calculation of the Borrowing Base, in form and substance reasonably satisfactory to the Administrative Agent, utilizing information certified by the Borrowers and provided to the Administrative Agent in electronic format in the Borrowing Base portal tab in ABLSoft.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Lease Obligations” means, with respect to any Person, the obligation of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the Closing Date, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Closing Date.

“Carve Out” shall mean the “Carve Out” as defined in the Financing Orders.

“Carve Out Borrowing” means a Borrowing of Committed Loans pursuant to paragraph [23(b)] of the Interim Financing Order (and the comparable provision in the Final Financing Order), which shall be subject solely to the limitation in Section 2.01(a)(i) hereof, and not to any other condition to funding in Section 4.02 or otherwise herein or in any other Loan Document, and which Borrowing shall be in the amount set forth in the applicable Carve Out Trigger Notice therefor (but not to exceed the Pre-Carve Out Trigger Notice Cap (as defined in the Financing Orders)).

“Carve Out Reserve Account” has the meaning given to the term “Carve-Out Reserve Account” in the Financing Orders.

“Carve Out Trigger Notice” has the meaning given to such term in the Financing Orders.

“Cash Collateralize” means providing Letter of Credit Collateralization.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings, the Borrower, or any of their respective Subsidiaries:

(a)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender that offers such deposits, certificates of deposit or bankers’ acceptances in the ordinary course of such Lender’s business or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1.0 billion, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)            commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)            Investments, classified in accordance with GAAP as current assets of Holdings, the Borrower, or any of their respective Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e)            in the case of any Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (d) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Management Order” means, as applicable, the interim and final order of the Bankruptcy Court in substantially the form reviewed by the Administrative Agent prior to the Closing Date, together with all extensions, modifications and amendments, in each case, in form and substance reasonably acceptable to the Administrative Agent, which, among other things, (a) authorizes and approves the Chapter 11 Debtors’ use of its existing cash management systems, (b) authorizes the Chapter 11 Debtors to use existing bank accounts, (c) authorizes the payment of fees, expenses and other charges, whether arising pre-petition or post-petition, in the ordinary course, and (d) waives the requirements of Section 345(b) of the Bankruptcy Code.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 3.03(b), by any lending office of such Lender or by such Lender’s or L/C Issuer’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chapter 11 Cases” has the meaning specified in the introductory paragraphs hereto.

“Chapter 11 Debtors” has the meaning specified in the introductory paragraphs hereto.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Committed Loans or Swing Line Loans, when used in reference to any Commitment, refers to whether such Commitment is a Commitment or a Swing Line Commitment and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a single class.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “DIP Collateral” (or equivalent term) as defined in the Interim Financing Order (and, when entered, the Final Financing Order); provided, that in no event shall the Collateral include, and there shall be no Liens upon, any Excluded Property.

“Collateral Agent” means Eclipse in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent as provided in Section 9.06.

“Collateral Documents” means, collectively, the Financing Orders and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Credit Parties.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or a Subsidiary Guarantor in the ordinary course of business of such Borrower or Subsidiary Guarantor.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, (c) purchase participations in Swing Line Loans and (d) [reserved], in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or in the applicable Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement including, without limitation, pursuant to Section 2.03.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Letter” means the $140 Million Senior Secured (a) Debtor-in-Possession Revolving Credit Facility and (b) Exit Revolving Credit Facility Commitment Letter, dated December [20], 2024, by and among the Borrower, Holdings and Eclipse Business Capital LLC, including all exhibits, annexes, schedules and other attachments thereto, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Committed Loan” has the meaning specified in Section 2.01.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cost” means the calculated cost of purchases, based upon the Borrower’s and Subsidiary Guarantors’ accounting practices, known to the Administrative Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrower and the Subsidiary Guarantors, the Borrower’s and Subsidiary Guarantors’ purchase journals or the Borrower’s and Subsidiary Guarantors’ stock ledger. “Cost” includes inventory capitalization costs and other non-purchase price charges (such as duty, brokerage, freight and expenses related to design, raw material procurement and quality control) used in the Borrower’s or the Subsidiary Guarantors’ calculation of cost of goods sold.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.22.

“Credit Card Advance Rate” means 100%.

“Credit Card Receivables Component” means the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” means, individually, and “Credit Parties” means collectively, the following: (a) the Lenders and their Affiliates, (b) the Agents, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, (c) each L/C Issuer, (d) the Arranger, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (f) any other Person to whom Obligations under this Agreement and other Loan Documents are owing and (g) the successors and assigns of each of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable and documented in reasonable detail out-of-pocket expenses incurred by the Agents, the Arranger and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and documented in reasonable detail fees, charges and disbursements of (A) internal and external counsel for the Agents and the Arranger, provided that the Agents and the Arranger shall be entitled to be reimbursed for no more than one external counsel and, if reasonably necessary, for one local counsel in each relevant jurisdiction material to the interest of the Lenders, in each case, selected by the Agent, absent a conflict of interest between any of such Persons where the affected Persons inform the Borrower of such conflict, in which case the affected Persons may engage and be reimbursed for one additional counsel, (B) outside consultants for the Agents, (C) appraisers, (D) collateral field examinations and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations and (ii) in connection with (A) [reserved], (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations, (b) with respect to each L/C Issuer, and its Affiliates, all reasonable and documented in reasonable detail out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (c) all reasonable and documented in reasonable detail out-of-pocket expenses incurred by the Credit Parties who are not the Agents, the Arranger, an L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one internal and one external counsel representing all such Credit Parties (absent a conflict of interest between the Credit Parties, where the affected Credit Parties inform the Borrower of such conflict, in which case the Credit Parties may engage and be reimbursed for one additional counsel).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards sold by the Borrower and Subsidiary Guarantors entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits issued by and customer deposits received by the Borrower and the Subsidiary Guarantors.

“Customs Broker Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Borrower, the Subsidiary Guarantors, a customs broker or other carrier, and the Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of the subject Inventory solely as directed by the Collateral Agent.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“DDA” means each checking or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a Term Benchmark Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Term Benchmark Loans plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within one (1) Business Day of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder; (b) has notified the Borrower or any Loan Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within one (1) Business Day after request by the Administrative Agent or a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has (or whose bank holding company has) (i) been placed into receivership, conservatorship or bankruptcy or (ii) become the subject of a Bail-In Action; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each L/C Issuer, the Swing Line Lender and each Lender.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve (12) months, that is the result of dividing the amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to a Loan Party’s Accounts during such period by (b) such Loan Party’s billings with respect to Accounts during such period.

“Dilution Reserve” shall have the meaning set forth in the definition of “Eligible Accounts Advance Rate”.

“DIP Facilities” shall mean, collectively, the ABL DIP Facility and the DIP Term Facility.

“DIP Term Facility” shall mean the term loan credit facility evidenced by the DIP Term Loan Documents, including commitments and loans thereunder.

“DIP Term Loans” shall mean the loans now or hereafter made by or on behalf of any lender under the DIP Term Loan Agreement or by the DIP Term Loan Agent pursuant to the DIP Term Facility as set forth therein in the DIP Term Loan Agreement.

“DIP Term Loan Agent” shall mean, collectively, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents and Acquiom Agency Services LLC, as collateral agent under the DIP Term Loan Agreement.

“DIP Term Loan Agreement” shall mean that certain Senior Secured Super-Priority Priming Debtor-In-Possession Term Loan Agreement, dated as of the date hereof, by and among Holdings, the Borrower, the other guarantors from time to time party thereto, the lenders party from time to time party thereto, and the DIP Term Loan Agent, as amended, restated, supplemented or otherwise modified from time to time.

“DIP Term Loan Documents” shall mean the DIP Term Loan Agreement, any note issued thereunder and the other “Loan Documents” under and as defined in the DIP Term Loan Agreement, as each may be amended, restated, supplemented or otherwise modified from time to time.

“DIP Term Loan Obligations” shall mean the “Obligations” as defined in the DIP Term Loan Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including, without limitation, any sale and leaseback transaction and any issuance of Equity Interests or Disqualified Equity Interests of any other Person held by a specified Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in each case, resulting in consideration to such Person (including assumption of liabilities) for any such transaction or series of related transactions in excess of $1.0 million.

“Disqualified Equity Interests” means any Equity Interests of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or sales event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), or is redeemable at the option of the holder thereof, in whole or in part (other than solely for Qualified Equity Interests), in each case prior to the six month anniversary of the Scheduled Maturity Date, (b) requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case prior to the six month anniversary of the Scheduled Maturity Date or (c) is convertible into or exchangeable for debt securities or for any Equity Interest referred to in clause (a) above, in each case at any time prior to the six month anniversary of the Scheduled Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar”, “dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer-generated communication.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250.0 million; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent and each L/C Issuer, and (ii) unless an Event of Default under Section 8.01(a) or 8.01(g) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries; and provided further that any proposed assignee that would be a Fee Recipient will not be an Eligible Assignee unless such Person is a Permitted Investor.

“Eligible Accounts” means, at any time of determination and subject to the criteria below, an Account of the Borrower or any Subsidiary Guarantor, that was generated and billed by the Borrower or such Subsidiary Guarantor in the ordinary course of business, and which the Administrative Agent, in its reasonable discretion, deems to be an Eligible Account. The net amount of an Eligible Account at any time shall be the face amount of such Eligible Account as originally billed minus all customer deposits, unapplied cash collections and other Proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at the Administrative Agent’s option, be calculated on shortest terms), credits, allowances or excise Taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Without limiting the generality of the foregoing, the following Accounts shall not be Eligible Accounts:

(a)            the Account Debtor is a Loan Party or an Affiliate of any Loan Party;

(b)            it remains unpaid longer than the earlier to occur of (A) 120 days after the original invoice date or (B) 60 days after the original invoice due date;

(c)            the Account Debtor or its Affiliates are past any of the applicable dates referenced in clause (b) above on other Accounts owing to the Borrower or such Subsidiary Guarantor comprising more than fifty percent (50%) of all of the Accounts owing to the Borrower or such Subsidiary Guarantor by such Account Debtor or its Affiliates;

(d)            all Accounts owing by the Account Debtor or its Affiliates represent more than thirty percent (30%) of all other Accounts; provided, that Accounts which are deemed to be ineligible solely by reason of this clause (d) shall be considered Eligible Accounts to the extent of the amount thereof which does not exceed thirty percent (30%) of all other Accounts;

(e)            [reserved];

(f)            the Account is subject to any contra relationship, counterclaim, dispute deposit, or set-off; provided, that Accounts which are deemed to be ineligible by reason of this clause (f) shall be considered ineligible only to the extent of such applicable contra relationship, counterclaim, dispute or set-off;

(g)            the Account Debtor’s chief executive office or principal place of business is located outside of the United States, unless the Account is (i) supported by an irrevocable letter of credit or credit insurance satisfactory to Agent in its reasonable discretion, (ii) generated by an Account Debtor with its principal place of business in Canada (provided that the Collateral Agent has a first priority perfected security interest in such Account in the appropriate Canadian province), or (iii) approved by Administrative Agent on a case by case basis;

(h)            it is payable in a currency other than Dollars or Canadian Dollars;

(i)            it (i) arises from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, retainage or any other repurchase or return basis or (ii) consists of progress billings or other advance billings that are due prior to the completion of performance by Borrower or the applicable Subsidiary Guarantor of the subject contract for goods or services;

(j)            the Account Debtor is the United States of America or any state or political subdivision (or any department, agency or instrumentality thereof), unless the Borrower or the applicable Subsidiary Guarantor has complied with the Assignment of Claims Act or other applicable similar state or local law in a manner reasonably satisfactory to the Administrative Agent;

(k)            it is (a) not at all times subject to the Administrative Agent’s duly perfected, first-priority security interest, or (b) subject to any other Lien, or the goods giving rise to such Account were, at the time of sale, subject to any Lien, in each case, other than a Permitted Lien;

(l)            it is evidenced by Chattel Paper, Promissory Note or an Instrument of any kind or has been reduced to judgment;

(m)            there are facts or circumstances existing, or which could reasonably be anticipated to occur, which could reasonably be expected to result in a material adverse change in the Account Debtor’s financial condition or materially impair or delay the collectability of all or any portion of such Account;

(n)            the Administrative Agent has not been furnished with all documents and other information pertaining to such Account which the Administrative Agent has reasonably requested, or which any Borrower is obligated to deliver to the Administrative Agent, pursuant to this Agreement;

(o)            the Borrower has made an agreement with the Account Debtor to extend the time of payment thereof beyond the time periods set forth in clause (b) above;

(p)            the Borrower has posted a surety or other bond in respect of the contract or transaction under which such Account arose;

(q)            the Account Debtor is subject to any proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar applicable law or is subject to any Sanctions or any specially designated nationals list maintained by OFAC or any Governmental Authority;

(r)            the sale giving rise to such Account is on cash in advance or cash on delivery terms;

(s)            any Accounts of Account Debtors against whom the materialmen, laborers or suppliers of any of the Loan Parties have Liens; provided, that Accounts which are deemed to be ineligible by reason of this clause (r) shall be considered ineligible only to the extent of such Liens;

(t)            Accounts that have not been earned by performance or do not represent bona fide amounts due to the Borrower from an Account Debtor;

(u)            which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by a customer statement or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor or (iii) relates to payments of interest;

(v)            Accounts with respect to which (A) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (B) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(w)            the Account Debtor on such Accounts is located in any jurisdiction which adopts a statute or other requirement that any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction’s Tax law must file a “Business Activity Report” (or other applicable report) or make any required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts or arising under such jurisdiction’s laws; provided, that such Accounts shall nonetheless be Eligible Accounts if such the Borrower has filed a “Business Activity Report” (or other applicable report or required filing);

(x)            with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(y)            which is owed by an Account Debtor (a) is a Sanctioned Person or (b) that has sold all or substantially all of its assets; or

(z)            which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrower or a Subsidiary Guarantor has or has had an ownership interest in such goods, or which indicates any party other than the Borrower or a Subsidiary Guarantor as payee or remittance party.

“Eligible Accounts Advance Rate” means 85%; provided, that if Dilution exceeds five percent (5%), the Administrative Agent may, at its option in its reasonable discretion, (A) reduce such advance rates by the number of full or partial percentage points comprising such excess or (B) establish a Reserve on account of such excess (the “Dilution Reserve”).

“Eligible Accounts Component” means the amount of Eligible Accounts multiplied by the Eligible Accounts Advance Rate.

“Eligible Credit Card Receivables” means Accounts due to the Borrower and the Subsidiary Guarantors on a non-recourse basis from Visa, Mastercard, American Express Company, Discover, and other credit card issuer and processors acceptable to the Administrative Agent in its reasonable discretion, as arise in the ordinary course of business (net of fees payable to the applicable credit card issuer), which have been earned by performance, and are deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a)            Accounts due from major credit card processors that have been outstanding for more than five (5) Business Days from the date of sale;

(b)            Accounts due from major credit card processors with respect to which the Borrower or a Subsidiary Guarantor does not have good, valid and marketable title, free and clear of any Lien (other than Liens granted to the Collateral Agent for its own benefit and the ratable benefit of the other Credit Parties and Liens to secure the Term Facility);

(c)            Accounts due from major credit card processors that are not subject to a first priority security interest in favor of the Collateral Agent for its own benefit and the ratable benefit of the other Credit Parties (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(d)            Accounts due from major credit card processors which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)            Accounts due from major credit card processors as to which the credit card processor has the right under certain circumstances to require the Borrower or a Subsidiary Guarantor to repurchase the Accounts from such credit card processor;

(f)            Accounts due from any Person on account of any private label credit card receivables other than such Accounts under programs between a Loan Party and a third party reasonably acceptable to the Administrative Agent where the third party retains the consumer credit exposure;

(g)            Accounts due from major credit card processors which the Administrative Agent determines in its reasonable discretion to be uncertain of collection, or

(h)            Accounts not subject to Credit Card Notification, except Accounts with credit card processors set forth on Schedule 6.13 for a period of 90 days following the Closing Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion).

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, Inventory:

(a)            Which is in transit from one U.S. location of the Borrower or a Subsidiary Guarantor to another U.S. location of the Borrower or a Subsidiary Guarantor and which otherwise would constitute Eligible Inventory; or

(b)            (i) Which has been shipped by a Foreign Subsidiary or other Person from a foreign location for receipt by the Borrower or a Subsidiary Guarantor within forty-five (45) days of the date of shipment, which has left such foreign location in a water borne vessel or is in transit from such vessel on ground in the U.S. but has not yet been delivered to such Borrower or Subsidiary Guarantor;

(ii)            For which the purchase order is in the name of the Borrower or a Subsidiary Guarantor and title has passed to such Borrower or Subsidiary Guarantor;

(iii)            For which Collateral Agent has a first priority perfected security interest in such Inventory and all documents of title with respect to such Inventory by either of the following: (x) the Administrative Agent shall have in its possession true and correct originals of all applicable negotiable bills of lading covering such Inventory or (y) (i) the Administrative Agent shall be named as the consignee on non-negotiable bills of lading covering such Inventory and (ii) the Agent shall have received a duly executed bailee agreement from each applicable broker, freight forwarder, bailee or carrier for such Inventory, in form and substance satisfactory to the Administrative Agent; provided, however, that in the event of any change in law or judicial interpretation thereof the Collateral Agent reasonably believes that any additional actions are required by the Borrower or Subsidiary Guarantor in order to ensure that the Collateral Agent has a first priority, perfected security interest in such Inventory, the Borrower or such Subsidiary Guarantor shall be required to take such actions in order for such Inventory to satisfy this clause (b)(iii);

(iv)            Which, at such time, (A) a UCC financing statement naming the Collateral Agent as secured party is on file in the appropriate UCC filing office and (B) is not subject to any Liens in favor of Persons other than the Collateral Agent (other than any Permitted Liens);

(v)            Which is insured in accordance with the terms of this Agreement; and

(vi)            Which otherwise would constitute Eligible Inventory;

provided, that at any time, Eligible In-Transit Inventory (other than Eligible In-Transit Inventory which is in transit from one location of the Borrower or a Subsidiary Guarantor to another location of the Borrower or a Subsidiary Guarantor) shall not exceed 15% (or during the period from October 1 through December 31 of any Fiscal Year, 30%) of Eligible Inventory at such time.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (a) Eligible In-Transit Inventory and (b) items of Inventory of the Borrower or a Subsidiary Guarantor that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Administrative Agent, complies with each of the representations and warranties respecting Inventory made by the Borrower and the Subsidiary Guarantors in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below. The following items of Inventory shall not be included in Eligible Inventory:

(a)            Inventory that is not solely owned by the Borrower or a Subsidiary Guarantor;

(b)            Inventory that is leased by or is on consignment to the Borrower or a Subsidiary Guarantor or as to which the Borrower or a Subsidiary Guarantor does not have good and valid title thereto;

(c)            Inventory (other than Eligible In Transit Inventory or Inventory which is the subject of an Eligible Letter of Credit) that is not located in the United States of America (excluding Puerto Rico and other territories or possessions of the United States).

(d)            Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, raw materials, or that constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in the Borrower’s or a Subsidiary Guarantor’s business, (iv) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, (v) are vendor serviced merchandise not reflected in the stock ledger, (vi) are bill and hold goods, (vii) are “zero-quantity” or “zero-cost” items, or (viii) constitute foreign exchange rate (FX) losses reclassified to Inventory;

(e)            Inventory that is not subject to a perfected first-priority security interest in favor of the Collateral Agent for its own benefit and the ratable benefit of the other Credit Parties (subject to the priorities set forth in the Financing Orders;

(f)            Inventory that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(g)            Inventory that is not insured in compliance with the provisions of Section 6.07 hereof;

(h)            Inventory that has been sold but not yet delivered or as to which the Borrower or a Subsidiary Guarantor has accepted a deposit;

(i)             Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement, which would materially interfere with the use of such license, patent, trademark, trade name or copyright by the Borrower or any of its Subsidiaries; or

(j)             Inventory acquired in an acquisition permitted under Section 7.03, unless and until the Collateral Agent has completed or received (i) an appraisal of such Inventory from appraisers satisfactory to the Collateral Agent, establishes an inventory advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (ii) such other due diligence as the Agents may require, all of the results of the foregoing to be reasonably satisfactory to the Agents.

“Eligible Letter of Credit” means, as of any date of determination thereof, a Commercial Letter of Credit which supports the purchase of Inventory, (a) which Inventory does not constitute Eligible In-Transit Inventory and for which no documents of title have then been issued; (b) which Inventory otherwise would constitute Eligible Inventory, (c) which Commercial Letter of Credit has an expiry within forty-five (45) days of the date of determination, and (d) which Commercial Letter of Credit provides that it may be drawn only after the Inventory is completed and after documents of title have been issued for such Inventory reflecting the Borrower, a Subsidiary Guarantor, or the Collateral Agent as consignee of such Inventory.

“Enhanced Collateral Trigger Event” means that Excess Availability is less than 17.5% of the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitments. For purposes of this Agreement, the occurrence of an Enhanced Collateral Trigger Event shall be deemed continuing until Excess Availability has equaled or exceeded 17.5% of the lesser of (i) Borrowing Base and (ii) the Aggregate Commitments for 30 consecutive days, in which case an Enhanced Collateral Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, common law, judgments, orders, decrees, permits, concessions, grants, franchises or licenses, relating to pollution or the protection of the environment or the Release or threat of Release of any hazardous substances, materials or wastes (including Hazardous Materials) into the environment or human health (to the extent related to exposure to Hazardous Materials), or generation, storage, treatment, transport or handling of any Hazardous Materials.

“Environmental Liability” means any liability, whether pending or threatened (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity under common control with Holdings and the Borrower and which Holdings or the Borrower would be treated as a single employer within the meaning of Section 414 of the Code or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings, the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) with respect to any Pension Plan, a failure to satisfy the minimum funding standard under Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, whether or not waived; (d) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by Holdings, the Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by Holdings or the Borrower of notice from any Multiemployer Plan that it is insolvent (within the meanings of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate under Section 4042 of ERISA a Pension Plan or Multiemployer Plan; (g) the appointment of a trustee to administer under Section 4042 of ERISA any Pension Plan or Multiemployer Plan; or (h) with respect to any Pension Plan the imposition of a lien or the posting of a bond or other security pursuant to Section 436(f) of the Code or Section 206(g)(5) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01. An “Event of Default” shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 11.01.

“Excess Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:

(a)            The lesser of:

(i)             the Borrowing Base; or

(ii)            the Aggregate Commitments; minus

(b)            The aggregate of the outstanding Credit Extensions.

“Excess Swing Line Loans” has the meaning specified in Section 2.14(a).

“Excluded Account” means any (a) deposit account which is used solely for purposes of funding payroll, payroll taxes, employee benefit payments, (b) deposit accounts which are zero balance accounts, (c) other controlled disbursement accounts, (d) trust accounts, (e) petty cash accounts, (f) deposit accounts to the extent holding funds from unredeemed gift cards and (g) other deposit accounts with a demand deposit balance not exceeding $10,000 individually and $100,000 in the aggregate at any time.

“Excluded Property” means (i) any permit, lease, license or contract held by any Loan Party that validly prohibits the creation by such Loan Party of a security interest therein; (ii) any property or assets held by any Loan Party to the extent that any requirement of Law applicable thereto prohibits the creation of a security interest therein; (iii) equipment owned by any Loan Party on the date hereof or hereafter acquired that is subject to a Lien securing indebtedness incurred for purposes of financing such item of equipment (a “Purchase Money Obligation”) or Capital Lease Obligation permitted to be incurred pursuant to Section 7.02 if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such equipment; and (iv) any property for which attaching a security interest would result in the forfeiture of the applicable Loan Party’s rights over the property (including any intent-to-use application for trademark or service mark registration prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use trademark or service mark application under applicable federal law); provided, that (a) such property shall constitute “Excluded Property” only to the extent and for so long as, in each case described in clauses (i) through (iv) of this definition, such permit, lease, license, contract or other agreement, requirement of Law, or negative pledge provision applicable thereto validly prohibits the creation of a Lien on such property in favor of the Collateral Agent (after giving effect to Sections 9-406, 9-407(a), 9-408, and 9-409 of the UCC or other similar provisions of applicable law and the Financing Orders) and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Excluded Property” and (b) Excluded Property shall not include any proceeds, substitutions or replacements of any Excluded Property (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Property). Except as specified by the Required Lenders, no Loan Party shall be required to take any action under the Law of any non-U.S. jurisdiction to create or perfect a security interest in any assets located outside the United States or any other assets that require such action, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction shall be required), including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction shall be required).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such Loan Party’s obligations under the last paragraph of Section 10.01 become effective with respect to such related Swap Obligation.

“Excluded Taxes” means, with respect to the Agents, any Lender, each L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any U.S. federal withholding tax to the extent imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01; (c) taxes attributable to a recipient’s failure to comply with Section 3.01(g), 3.01(h) or 3.01(i) and (d) any tax imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of April 6, 2012 among the Borrower, the guarantors party thereto, the Administrative Agent, the lenders party thereto and the other agents party thereto, as amended.

“Existing Letters of Credit” means the Letters of Credit set forth on Schedule 2.03.

“Facility” means the Commitments, Loans and other Credit Extensions under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the letter agreement, dated as of the date hereof, among the Borrower and Eclipse, as such letter agreement may from time to time be amended, restated, supplemented or otherwise modified from time to time.

“Fee Recipient” means any Person (other than the Administrative Agent in its capacity as such) that will be entitled to receive any payment of fees (however denominated), including, without limitation, any Commitment Fee or any Letter of Credit Fee.

“Financing Orders” shall mean, collectively, the Interim Financing Order and the Final Financing Order.

“Final Financing Order” shall have the meaning assigned to such term in Section 4.02(e).

“First Priority” means, with respect to any Lien purported to be created on any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens and the Financing Orders).

“Fiscal Month” means any fiscal month of any Fiscal Year.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year.

“Fiscal Year” means any period of twelve consecutive Fiscal Months ending on the Saturday closest to March 31 in each calendar year (except for 53-week years).

“Floor” means 2.00%.

“Foreign Lender” means any Lender or L/C Issuer that is not, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. In addition, solely for purposes of clause (b) of the definition of “Excluded Taxes”, a Foreign Lender shall include a partnership or other entity treated as a partnership created or organized in or under the laws of the United States, or any political subdivision thereof, but only to the extent the partners of such partnership (including indirect partners if the direct partners are partnerships or other entities treated as partnerships for U.S. federal income tax purposes created or organized in or under the laws of the United States, or any political subdivision thereof) are treated as Foreign Lenders under the preceding sentence.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Holdings, the Borrower or any Subsidiary with respect to employees employed by Holdings, the Borrower or any Subsidiary outside the United States that is not subject to the laws of the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provisions (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to, with respect to clause (a) above, the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or, with respect to clause (b) above, the fair market value of the property subject to (or contemplated to be subject to) such Lien as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and each Domestic Subsidiary of the Borrower (in each case pursuant to the terms and conditions hereof and of the Financing Orders).

“Guaranty” means the guaranty contained in Article X hereof made by the Guarantors in favor of the Credit Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated or defined as hazardous or toxic (or words of similar import) pursuant to any Environmental Law.

“Holdings” has the meaning specified in the Preliminary Statements.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all outstanding letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued or created by or for the account of such Person;

(c)            net obligations of such Person under any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business which are being disputed in good faith by appropriate proceedings or which are not past due for more than 120 days after the date on which such trade account was created, (ii) any bona fide earn-out obligation or purchase price adjustment until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities in the ordinary course of business);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)             all Attributable Indebtedness of such Person;

(g)            all obligations of such Person to in respect of Disqualified Equity Interests; and

(h)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of outstanding Indebtedness as of any date shall be the principal amount or accreted value thereof at such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 11.07.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans, indicia of origin, and other source and/or business identifiers, and all registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; unpatented inventions (whether or not patentable); patents and patent applications; license agreements related to any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 6, 2012, by and among JPMorgan Chase Bank, N.A., as ABL Agent, and JPMorgan Chase Bank, N.A., as Term Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time and as further amended by the Financing Orders, including to add the Agents and the DIP Term Loan Agents thereto.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (including a Swing Line Loan), the first Business Day after the end of each calendar month, upon any prepayment and the Maturity Date, (b) [reserved], and (c) with respect to any Term Benchmark Loan, the first day of each calendar month, upon any prepayment and the Maturity Date.

“Interim Financing Order” shall have the meaning assigned to such term in Section 4.01(i).

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Component” means (a) Eligible Inventory, net of Inventory Reserves, valued at cost, multiplied by (b) the Appraised Value Percentage, multiplied by 100%.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s reasonable discretion which negatively affect the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on:

(a)            Obsolescence;

(b)            Seasonality;

(c)            [reserved];

(d)            [reserved];

(e)            Change in Inventory character;

(f)            Change in Inventory composition;

(g)            Change in Inventory mix;

(h)            Markdowns (both permanent and point of sale);

(i)            Retail markdowns and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j)            Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of another Person or of the assets of another Person that constitute a discrete business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Borrower’s good faith estimate of the fair market value of such asset or property at the time such Investment is made)), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary Guarantor) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent has priority over the lien of the Collateral Agent in any of the Collateral (including, without limitation, Virginia, Pennsylvania, and Washington).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, laws (including common law), treaties, rules, guidelines, regulations, judgments, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Wells Fargo Bank, National Association, BMO, Capital One, Truist Bank, or any other Person that, at the request of Borrower and with the consent of the Administrative Agent, agrees, in such Person’s sole discretion to become an L/C Issuer for the purpose of issuing Letters of Credit pursuant to Section 2.03.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all Letter of Credit Disbursements. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”; as the context requires, the term “Lender” includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Collateralization” means any of the following, at the option of the Borrower:

(a)            providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent (including that the Administrative Agent has a first priority perfected Lien in such cash collateral) to be held by the Administrative Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage;

(b)            delivering to the Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer, terminating all of such beneficiaries’ rights under the Letters of Credit;

(c)            providing the Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to the Administrative Agent, from a commercial bank acceptable to the Administrative Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage; or

(d)            the Borrower making other arrangements with respect to the Letters of Credit of the applicable L/C Issuer satisfactory to such L/C Issuer in its sole discretion.

“Letter of Credit Disbursement” means a payment made by an L/C Issuer pursuant to a Letter of Credit.

“Letter of Credit Expiration Date” means the day that is five days prior to the Scheduled Maturity Date or, if such day is not a Business Day, the next preceding Business Day.

“Letter of Credit Fee” has the meaning specified in Section 2.09(c).

“Letter of Credit Sublimit” means an amount equal to $15.0 million. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at the Borrower’s option, less than) the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, preference, or priority in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Estate, and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or going out of business sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or any Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Documents” means, collectively, (a) this Agreement, (b) [reserved], (c) the Collateral Documents (including the Financing Orders), (d) the Fee Letter, (e) [reserved] and (f) any agreement entered into after the Closing Date between or among the Borrower, the Administrative Agent and/or any other Credit Party or any of their Affiliates in connection with this Agreement or any transactions contemplated hereby which, in the case of this clause (f), is specified by its terms as a “Loan Document” hereunder.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) any change, circumstance, event or effect that would be materially adverse to the assets, liabilities, business, financial condition or results of operations of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, or of the ability of any of Holdings, the Borrower or any Subsidiary to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any of Holdings, the Borrower or any Subsidiary of any Loan Document to which it is a party; or (d) a material adverse effect on the ability of the Loan Parties, taken as a whole, to perform their payment obligations to the Lenders, in each case, under the Loan Documents (in each case, other than (i) the commencement of a proceeding under the Bankruptcy Code and the filing of the Chapter 11 Cases, (ii) the events and conditions related to or that led to the commencement of the Chapter 11 Cases, (iii) events that customarily and reasonably result from the commencement of the Chapter 11 Cases (in each case, other than matters affecting the Loan Parties that are not subject to the automatic stay) and any action required to be taken under the Loan Documents or under an order of the Bankruptcy Court, and (iv) the consummation of the transactions contemplated or actions required to be taken pursuant to the Approved Bankruptcy Court Orders or the Approved Plan of Reorganization).

“Material Indebtedness” means Indebtedness (other than the Obligations) of any of Holdings or any of its Subsidiaries in an aggregate principal amount exceeding $10.0 million; provided that the DIP Term Facility shall be deemed to be Material Indebtedness. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof.

“Material Intellectual Property” means any Intellectual Property that, individually or in the aggregate, is material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole.

“Maturity Date” has the meaning specified in Section 2.07(a).

“Maximum Rate” has the meaning specified in Section 11.09.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of Holdings and its Subsidiaries for which financial statements pursuant to Section 6.01(a) or (b) have been, or were required to have been, delivered for the applicable fiscal period.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which Holdings, the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions on behalf of participants who are or were employed by any of them.

“Net Cash Proceeds” means with respect to any Disposition by the Borrower or any of its Subsidiaries, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the principal amount of any Indebtedness (plus any premium or other required payment on account thereof) that is secured by a Lien having priority over the Lien of the Collateral Agent (if any) on the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents, but including, the payment of the proceeds from any Term Priority Collateral in reduction of the Indebtedness under the Term Facility) and (ii) the reasonable out-of-pocket expenses incurred by Borrower or such Subsidiary in connection with such transaction.

“Notes” means the promissory notes of the Borrower substantially in the form of Exhibit E, each payable to a Lender, evidencing the Loans made by the Lenders, as each may be amended, supplemented or modified from time to time.

“Notice of Borrowing” means a (i) notice of a Borrowing, which, if in writing, shall be substantially in the form of Exhibit A-1 and (ii) solely with respect to a Carve Out Borrowing, a Carve Out Trigger Notice.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of the Chapter 11 Cases or any other proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Official Committee” means any official committee of unsecured creditors appointed in any of the Chapter 11 Cases.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, limited partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Agents, any Lender, each L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including any interest, additions to tax or penalties applicable thereto) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Excess Availability is less than zero.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Payment” has the meaning specified in Section 9.18(a).

“Payment Notice” has the meaning specified in Section 9.18(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan,” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Title IV of ERISA and is sponsored or maintained by Holdings, the Borrower or any ERISA Affiliate or to which Holdings, the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years on behalf of participants who are or were employed by any of them.

“Permitted Indebtedness” has the meaning specified in Section 7.02.

“Permitted Investor” means any Fee Recipient that, with respect to all payments of fees (however denominated) to be paid under this Agreement or any other Loan Document, is entitled to a complete exemption from United States Federal withholding tax at the time such Person becomes a party to this Agreement (and absent a subsequent change in law, at all times thereafter); provided that any Person claiming an exemption with respect to fees pursuant to Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, (directly or indirectly through Internal Revenue Service Form W-8IMY) will not be a Permitted Investor unless such exemption is based on the “business profits” or “other income” articles of a tax treaty to which the United States is a party; and provided further that a Person shall not be a Permitted Investor unless it provides the Borrower and the Administrative Agent with one or more executed original copies (as requested by the Borrower or the Administrative Agent) of Internal Revenue Service Form W-9 (or its successor form) or the applicable Internal Revenue Service Form W-8 (or its successor form) no later than the date such Person becomes a party.

“Permitted Lien” has the meaning specified in Section 7.01.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its discretion, which:

(a)            Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)            Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c)            Is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)            Together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base in the aggregate outstanding at any time or (ii) unless a Liquidation is taking place, remain outstanding for more than forty-five (45) consecutive Business Days, or (iii) be made on more than two occasions in any 180 day period;

provided, however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations with respect to L/C Obligations, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e., where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and such “inadvertent Overadvances” shall not reduce the amount of Permitted Overadvances allowed hereunder, and provided further that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06, hereof).

“Permitted Prior Liens” has the meaning set forth in the Financing Orders.

“Permitted Protest” means the protest by the Borrower or any Subsidiary of any Lien (other than any such Lien that secures the Obligations), taxes, or rental payment, provided that (a) a reserve with respect to such obligation is established on the books and records of the applicable Person in such amount (if any) to the extent required under GAAP, (b) any such protest is prosecuted diligently by the Borrower or such Subsidiary, as the case may be, in good faith, by appropriate proceedings, (c) such protest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation and (d) the failure to make payment during the pendency of such protest, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by Holdings, the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” means any debt instrument constituting Collateral under any of the Collateral Documents.

“Prepetition ABL Agent” shall mean JPMorgan Chase Bank, N.A., as administrative agent under the Prepetition ABL Credit Agreement.

“Prepetition ABL Credit Agreement” shall mean that certain Credit Agreement, dated as of April 6, 2012, by and among the Borrower and the Guarantors party thereto, the lenders party thereto, the Prepetition ABL Agent and the other parties thereto, as amended, restated, supplemented or otherwise modified prior to the date hereof.

“Prepetition ABL Credit Facility” shall mean a senior secured asset-based revolving credit facility made available to the Borrower pursuant to the Prepetition ABL Credit Agreement.

“Prepetition ABL Debt” means the “Prepetition ABL Secured Obligations” as defined in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“Prepetition Appraisal” means the inventory appraisal dated August 27, 2024 by Gordon Brothers Asset Advisors, LLC, provided by Borrower to the Administrative Agent prior to the Closing Date.

“Prepetition Debt” shall mean collectively, the Prepetition ABL Debt and the Prepetition Term Debt.

“Prepetition Facilities” shall mean, collectively, the Prepetition ABL Credit Facility and the Prepetition Term Loan Facility.

“Prepetition Term Agent” shall mean JPMorgan Chase Bank, N.A., as administrative agent for the Prepetition Term Lenders.

“Prepetition Term Debt” means the “Obligations” as defined in the Prepetition Term Loan Credit Agreement.

“Prepetition Term Lenders” shall mean the lenders party to the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loan Credit Agreement” shall mean that certain Senior Secured Term Loan Agreement, dated as of April 6, 2012, by and among the Borrower and Guarantors party thereto, the Prepetition Term Lenders, the Prepetition Term Agent and the other parties thereto, as amended, restated, supplemented or otherwise modified prior to the date hereof.

“Prepetition Term Loan Documents” shall mean the Prepetition Term Loan Credit Agreement, any note issued thereunder and the other “Loan Documents” under and as defined in the Prepetition Term Loan Credit Agreement, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Prepetition Term Loan Facility” shall mean a senior secured term loan credit facility made available to the Borrower pursuant to the Prepetition Term Loan Credit Agreement.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Public Offering” means a public offering of the Equity Interests of Holdings pursuant to an effective registration statement under the Securities Act.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party.

“Reference Time” with respect to any setting of the then-current Benchmark means, (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (b) [reserved] or (c) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings and its Subsidiaries as prescribed by the Securities Laws.

“Regulation T” means Regulation T of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating of any Hazardous Material into or through the environment.

“Relevant Governmental Body” means the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means with respect to any Term Benchmark Borrowing, the Term SOFR Rate.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived by regulation.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing of Committed Loans, a Notice of Borrowing, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Notice of Borrowing.

“Required Lenders” means, as of any date of determination, (a) if there are less than three Lenders at such time, all Lenders, and (b) if there are three or more Lenders at such time, (i) Lenders holding more than 50% of the Aggregate Commitments or, (ii) if the Aggregate Commitments of the Lenders to make Loans and the obligation of the Administrative Agent to cause the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all (if any) Inventory Reserves and Availability Reserves.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief administrative officer, any executive or senior vice president, vice president of finance and treasury, treasurer, assistant treasurer or controller of a Loan Party or any of the other officers designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings’ or any of its Subsidiaries’ direct or indirect stockholders, partners or members (or the equivalent of any thereof

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria and the Crimea, Zaporizhzhia and Kherson Regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Scheduled Maturity Date” has the meaning specified in Section 2.07(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is second in priority only to the Liens created under the Term Loan Documents (subject to Permitted Liens and the Financing Orders).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (in each case, as amended), and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Settlement Date” has the meaning specified in Section 2.14(a).

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Sponsor” means Leonard Green & Partners, L.P., a Delaware limited partnership.

“Standard Letter of Credit Practice” means, for any L/C Issuer, any domestic or foreign law or letter of credit practices applicable in the city in which such L/C Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Store” means any retail store (which includes any real property, Fixtures, Equipment, Inventory and other property related thereto) operated, or to be operated, by the Borrower or any Subsidiary.

“Subordinated Indebtedness” means all Indebtedness of a Loan Party that is subordinate in right of payment to any or all of the Obligations pursuant to subordination provisions reasonably acceptable to the Administrative Agent and which provide, without limitation, (a) for a maturity after the Scheduled Maturity Date, (b) that such Indebtedness is unsecured, (c) that no principal payments shall be required to be made until after the Scheduled Maturity Date, and (d) that interest shall accrue and be payable in cash at a market rate of interest, subject to the right of the Administrative Agent to impose a payment blockage period upon the occurrence and during the continuance of any Event of Default. In no event shall Disqualified Equity Interests be deemed Subordinated Indebtedness.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantors” means collectively, all Subsidiaries of the Borrower other than (i) any Foreign Subsidiary, (ii) any Subsidiary owned directly or indirectly by a Foreign Subsidiary or (iii) any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes if substantially all of the assets of such Domestic Subsidiary consist of Equity Interests in one or more Foreign Subsidiaries.

“Supermajority Lenders” means, as of any date of determination, (a) if there are less than three Lenders at such time, all Lenders, and (b) if there are three or more Lenders at such time, (i) Lenders holding more than 75% of the Aggregate Commitments or, (ii) if the Commitments of the Lenders to make Loans and the obligation of the Administrative Agent to cause the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 75% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swedish Credit Facility” means the Master Credit Agreement, dated March 18, 2019, between Elfa International AB and Nordea Bank Abp, filial i Sverige, including any related notes, guarantees and collateral documents executed in connection therewith, and in each case as amended, restated, modified, refinanced, renewed, refunded, restructured or replaced in any manner.

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Eclipse in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15.0 million and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and the Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Loan Documents” means, individually and collectively, the DIP Term Loan Documents and the Prepetition Term Loan Documents.

“Term Priority Collateral” shall have the meaning specified therefor in the Intercreditor Agreement.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for a tenor of one-month, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of each calendar month, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor of one month, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Outstandings” means, on any date, the aggregate Outstanding Amount of all Loans and all L/C Obligations, after giving effect to any borrowings or repayments of Loans occurring on such date.

“Transaction” means, collectively, (a) the execution of the DIP Term Facility and the borrowing of term loans thereunder by the Borrower, (b) the entering into the ABL DIP Facility under this Agreement and the Loan Documents by the Borrower and the other Loan Parties, (c) the repayment and termination of the Prepetition ABL Credit Facility, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Transaction Expenses” means all fees, premiums, costs and expenses incurred or [payable by Holdings or any Subsidiary of Holdings in connection with the closing of this Agreement and the Term Facility.

“Transaction Support Agreement” means that certain Transaction Support Agreement (including all exhibits, schedules and attachments thereto), dated as of December 21, 2024 (as may be amended, supplemented, amended and restated or otherwise modified from time to time in a manner reasonable acceptable to the Administrative Agent accordance with the terms thereof), by and among the Chapter 11 Debtors and the Consenting Stakeholders (as defined therein).

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral or the availability of any remedy under the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection, priority or availability of such remedy.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by the applicable L/C Issuer for use.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(iii).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02          Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any Law, agreement, instrument or other document (including any Organization Document) shall be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. “Knowledge” shall mean the actual knowledge of a Responsible Officer of the Borrower after reasonable investigation.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Committed Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Committed Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Borrowing”).

1.04         Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

1.05         Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Chicago time (daylight or standard, as applicable).

1.07          Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.08          Senior Debt. The Loans and other Obligations are hereby designated as “Senior Debt” and “Designated Senior Debt” (or other similar terms) for all purposes of any Subordinated Indebtedness.

1.09         [Reserved].

1.10         [Reserved].

1.11         Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.02(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.12         [Reserved].

1.13         Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the L/C Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

Article II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         Committed Loans; Reserves.

(a)            Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, subject in each case to the following limitations:

(i)             after giving effect to any Borrowing (including, for the avoidance of doubt, a Carve Out Borrowing), the Total Outstandings shall not exceed the lesser of (A) the Aggregate Commitments, or (B) the Borrowing Base;

(ii)            after giving effect to any Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed the lesser of (x) such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; and

(iii)           the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Term Benchmark Loans, as further provided herein.

2.02         Borrowings of Committed Loans.

(a)            Committed Loans and Swing Line Loans shall be Term Benchmark Loans, except as set forth in Section 3.02.

(b)            Each Borrowing of Committed Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone; provided, that a Carve Out Borrowing shall be made upon receipt of a Carve Out Trigger Notice in accordance with the Financing Orders. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. on the requested date of any Borrowing. Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a Notice of Borrowing, either in writing or by an Approved Electronic Communication, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing (other than a Carve Out Borrowing) shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Notice of Borrowing (whether telephonic, written or by Approved Electronic Communication) shall specify (A) the requested date of the Borrowing (which shall be a Business Day), and (B) the principal amount of Committed Loans to be borrowed, except for a Carve Out Trigger Notice in respect of a Carve Out Borrowing, which shall set forth the information required therefor by the Financing Orders.

(c)            [Reserved].

(d)            Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans. In the case of a Borrowing of Committed Loans, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrower in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Eclipse with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Notice of Borrowing with respect to such Borrowing is given by the Borrower, there are Letter of Credit Disbursements outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Letter of Credit Disbursements, and second, shall be made available to the Borrower as provided above.

(e)            Each Borrowing of Committed Loans shall be made by the Lenders pro rata in accordance with their respective Applicable Percentage with respect to the applicable Class. The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

(f)            The Administrative Agent, without the request of the Borrower, may advance any interest, fee, service charge, Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall deliver to the Borrower a statement of any such advance or charge promptly after the making thereof (or in the case of Credit Party Expenses, at the time that the five (5) Business Days’ notice is furnished) in reasonable detail sufficient to allow the Borrower to verify such interest, fee, service charge, Credit Party Expenses, or other payment. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrower’s obligations under Section 2.05. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(f) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(g)            [Reserved].

(h)            The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any interest period for Term Benchmark Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(i)            [Reserved].

(j)            The Administrative Agent, the Lenders and the Swing Line Lender shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders, the Swing Line Lender and each Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrower and shall constitute a Loan and an Obligation. The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits. The Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to “inadvertent Overadvances” (i.e., where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)) regardless of the amount of any such Overadvance(s).

(k)            For the avoidance of doubt, as of the Closing Date, the Types of Borrowings available to the Borrower shall be comprised of either Base Rate Loans or Term Benchmark Loans.

2.03         Letters of Credit.

(a)            General. Subject to the terms and conditions of this Agreement, upon the request of the Borrower made in accordance herewith, and prior to the Maturity Date, the Administrative Agent agrees to arrange for one or more L/C Issuers to issue standby Letters of Credit for any lawful purpose of any Loan Party. Pursuant to the foregoing, and subject to the terms and conditions contained herein, the Administrative Agent shall make standby Letters of Credit available to the Loan Parties by causing one or more L/C Issuers to issue such standby Letters of Credit. By submitting a request to the Administrative Agent for the issuance of a Letter of Credit, the Borrower shall be deemed to have requested that the Administrative Agent cause the issuance of the requested Letter of Credit by the applicable L/C Issuer. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by a Responsible Officer of the Borrower, (ii) delivered to the Administrative Agent via Approved Electronic Communications and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to the Administrative Agent’s and, as applicable, the applicable L/C Issuer’s, authentication procedures with results satisfactory to such Persons. Each such request shall be in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Administrative Agent or such L/C Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that such L/C Issuer generally requests for Letters of Credit in similar circumstances. The Administrative Agent’s records of the content of any such request will be conclusive.

(b)            The Administrative Agent shall have no obligation to cause the issuance, amendment, renewal or extension of a Letter of Credit if any of the following would result after giving effect to the requested issuance, amendment, renewal or extension:

(i)             the Outstanding Amount of L/C Obligations would exceed the Letter of Credit Sublimit;

(ii)            the Total Revolving Credit Exposure would exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitments;

(iii)            the Outstanding Amount of L/C Obligations would exceed the result of (x) the Borrowing Base at such time less (y) the outstanding principal balance of the Committed Loans (inclusive of Swing Line Loans) at such time; or

(iv)           the Letter of Credit would expire after the Letter of Credit Expiration Date.

(c)            [Reserved].

(d)            Each Letter of Credit shall be in form and substance reasonably acceptable to the applicable L/C Issuer and the Administrative Agent, including the requirement that the amounts payable thereunder must be payable in Dollars. If an L/C Issuer or the Administrative Agent makes a payment under, or pursuant to, a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made. In the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Committed Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4.02) and, initially, shall bear interest at the rate then applicable to Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Committed Loan hereunder, the Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to the applicable L/C Issuer shall be automatically converted into an obligation to pay the resulting Committed Loan. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.03(d) the Administrative Agent shall distribute such payment to such L/C Issuer or, to the extent that Lenders have made payments pursuant to Section 2.03(e) to reimburse such L/C Issuer, then to such Lenders and such L/C Issuer as their interests may appear.

(e)            Promptly following receipt of a notice of a Letter of Credit Disbursement in respect of a Letter of Credit pursuant to Section 2.03(d), each Lender agrees to fund its Applicable Percentage of any Committed Loan deemed made pursuant to Section 2.03(d) on the same terms and conditions as if the Borrower had requested the amount thereof as a Committed Loan and the Administrative Agent shall promptly pay to the Administrative Agent the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of any such Letter of Credit) and without any further action on the part of the Administrative Agent or the Lenders, the Administrative Agent shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each such Letter of Credit caused by the Administrative Agent to be issued, in an amount equal to its Applicable Percentage of such Letter of Credit, and each such Lender agrees to pay to the Administrative Agent such Lender’s Applicable Percentage of any Letter of Credit Disbursement made by an L/C Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage of each Letter of Credit Disbursement in respect of a Letter of Credit made by an L/C Issuer and not reimbursed by the Borrower on the date due as provided in Section 2.03(d), or of any reimbursement payment that is required to be refunded (or that the Administrative Agent elects, based upon the advice of counsel, to refund) to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent an amount equal to its respective Applicable Percentage of each Letter of Credit Disbursement in respect of a Letter of Credit pursuant to this Section 2.03(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 4.02. If any such Lender fails to make available to the Administrative Agent the amount of such Lender’s Applicable Percentage of a Letter of Credit Disbursement in respect of a Letter of Credit as provided in this Section 2.03 (an “Unreimbursed Amount”), such Lender shall be deemed to be a Defaulting Lender and the Administrative Agent (for the account of the L/C Issuers) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)            [Reserved].

(g)            The liability of the Administrative Agent under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrower or other applicable Loan Party that are caused directly by such Person’s bad faith, gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. The Borrower’s or other applicable Loan Party’s aggregate remedies against the Administrative Agent for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrower to the Administrative Agent in respect of the honored presentation in connection with such Letter of Credit under Section 2.03(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrower or other applicable Loan Party shall use commercially reasonable efforts to avoid and mitigate the amount of any damages claimed against the Administrative Agent, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by the Borrower or other applicable Loan Party under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrower or other applicable Loan Party as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had the Borrower or other applicable Loan Party used commercially reasonable efforts to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the Administrative Agent and the applicable L/C Issuer to effect a cure.

(h)            The Borrower is responsible for the final text of the Letter of Credit as issued by any L/C Issuer, irrespective of any assistance the Administrative Agent or such L/C Issuer may provide such as drafting or recommending text or by such L/C Issuer’s use or refusal to use text submitted by the Borrower. The Borrower understands that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by the applicable L/C Issuer, and the Borrower hereby consents to such revisions and changes not materially different from the application executed in connection therewith. The Borrower is solely responsible for the suitability of the Letter of Credit for the Borrower’s or other applicable Loan Party’s purposes. If the Borrower requests the Administrative Agent to cause the issuance of a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against the Administrative Agent; (ii) the Borrower shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among the Administrative Agent and/or the applicable L/C Issuer and the Borrower. The Borrower will examine the copy of the Letter of Credit and any other documents sent by the Administrative Agent on behalf of the applicable L/C Issuer in connection therewith and shall promptly notify the Administrative Agent (not later than three (3) Business Days following the Borrower’s receipt of documents from the Administrative Agent) of any non-compliance with the Borrower’s instructions and of any discrepancy in any document under any presentment or other irregularity. The Borrower understands and agrees that neither the Administrative Agent nor any L/C Issuer is required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the applicable L/C Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Borrower does not at any time want the then current expiration date of such Letter of Credit to be extended, the Borrower will so notify such L/C Issuer (with a copy to the Administrative Agent) at least thirty (30) calendar days before such L/C Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i)            The Borrower’s reimbursement and payment obligations under this Section 2.03 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)             any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

(ii)            payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)           the Administrative Agent, any L/C Issuer or any of its respective branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)            any L/C Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)            the existence of any claim, set-off, defense or other right that any Loan Party or its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, the Administrative Agent, any L/C Issuer or any other Person;

(vi)           any L/C Issuer or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at such L/C Issuer’s counters or are different from the electronic presentation;

(vii)          any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.03(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Loan Party or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against any L/C Issuer, the Administrative Agent, the beneficiary or any other Person; or

(viii)         the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.03(i)(vii), the foregoing shall not release the Administrative Agent or any L/C Issuer from such liability to the Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the Administrative Agent or such L/C Issuer, as applicable, following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrower to the Administrative Agent and such L/C Issuer arising under, or in connection with, this Section 2.05 or any Letter of Credit.

(j)            Without limiting any other provision of this Agreement, the Administrative Agent shall not be responsible to the Borrower for, and the Administrative Agent’s rights and remedies against the Borrower and the obligation of the Borrower to reimburse the Administrative Agent for each drawing under each Letter of Credit shall not be impaired by:

(i)             honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)            honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)           acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)           the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than an L/C Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)            acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that an L/C Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)           any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrower;

(vii)          any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and the Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)         assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)            payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)            acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the applicable L/C Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)            honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by an L/C Issuer if subsequently such L/C Issuer or any court or other finder of fact determines such presentation should have been honored;

(xii)          dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)          honor of a presentation that is subsequently determined by an L/C Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)            The Borrower shall pay immediately upon demand to the Administrative Agent for the account of the applicable L/C Issuer as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Register pursuant to the terms of this Agreement shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.03(k)) any and all customary commissions, fees and charges then in effect imposed by, and any and all documented expenses incurred by the Administrative Agent relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l)             [Reserved].

(m)           Each Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided that any Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided, further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Cash Collateralization shall be provided therefor on or before the Letter of Credit Expiration Date.

(n)            If (i) any Event of Default occurs and is continuing or (ii) Excess Availability is less than zero, then on the Business Day following the date on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Cash Collateralization pursuant to this Section 2.03(n), the Borrower shall provide Cash Collateralization with respect to the then existing L/C Obligations; provided that, in each case, upon the occurrence of any Event of Default described in Section 8.01(g) or 8.01(h), the obligation to provide Cash Collateralization will become effective immediately, and any deposit of cash collateral required pursuant to the terms set forth in the Cash Collateralization definition will become immediately due and payable, without demand or other notice of any kind. If the Borrower fail to provide Cash Collateralization as required by this Section 2.05(n), the Lenders may (and, upon direction of the Administrative Agent, shall) advance, as Committed Loans the amount of the cash collateral required pursuant to the terms of the Cash Collateralization definition so that the then existing L/C Obligations is cash collateralized in accordance with the terms of the Cash Collateralization definition (whether or not the Revolving Commitments have terminated, an Overadvance exists or the conditions in Section 4.02 are satisfied).

(o)            Unless otherwise expressly agreed by the Administrative Agent, the applicable L/C Issuer and the Borrower, when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to any commercial Letter of Credit (if applicable).

(p)            The Administrative Agent and the L/C Issuers shall each be deemed to have acted with due diligence and reasonable care if such Person’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q)            In the event of a direct conflict between the provisions of this Section 2.03 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.03 shall control and govern.

(r)             The provisions of this Section 2.03 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s)            For avoidance of doubt, the Borrower hereby acknowledges and agrees that none of the Existing Letters of Credit shall constitute Letters of Credit under this Agreement, nor constitute a part of the Obligations.

2.04         Swing Line Loans.

(a)            The Swing Line. Subject to the terms and conditions set forth herein, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swing Line Lender (I) to the extent the Outstanding Amount of the Swing Line Loans shall not exceed $10,000,000, agrees to and (II) to the extent the Outstanding Amount of the Swing Line Loans shall exceed $10,000,000, may elect, but shall have no obligation, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the lesser of (A) the Aggregate Commitments, or (B) the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)            Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Notice of Borrowing, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Notice of Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone, in writing or by Approved Electronic Communication) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone, in writing or by Approved Electronic Communication) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone, in writing or by Approved Electronic Communication) from the Administrative Agent at the request of the Required Lenders prior to 11:00 a.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Notice of Borrowing, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)            Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request (but, in any event shall weekly, as provided in Section 2.14(a)), on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage for the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Notice of Borrowing available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)            Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)             Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.

(a)            The Borrower may, upon notice to the Administrative Agent (which notice, if furnished in connection with a refinancing of the Obligations, may be conditional upon the consummation of such refinancing), at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 2:00 p.m. (A) three Business Days prior to any date of prepayment of Term Benchmark Loans, (B) on the date of prepayment of Base Rate Loans and (C) [reserved]; (ii) any prepayment of Term Benchmark Loans shall be in a principal amount of $2.0 million or a whole multiple of $1.0 million in excess thereof, in each case, if less, the entire principal amount thereof then outstanding and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest on the amount prepaid. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)            The Borrower may, upon irrevocable notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)            If for any reason the Total Outstandings at any time exceed the lesser of the Aggregate Commitments or the Borrowing Base, each as then in effect, the Borrower shall immediately prepay Loans, Swing Line Loans and Letter of Credit Disbursements and/or Cash Collateralize the L/C Obligations (other than Letter of Credit Disbursements) in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the lesser of the Aggregate Commitments or the Borrowing Base, each as then in effect.

(d)            Any Net Cash Proceeds from any Disposition by the Borrower or any of its Subsidiaries (other than, (i) with respect only to the Term Priority Collateral, such portion of the Net Cash Proceeds that are then required to be paid to the lenders under the DIP Term Facility and (ii) any Disposition of any property permitted by Section 7.05(a), (b), (c), (d), (e), (g), (i) or (j)) shall be paid over to the Administrative Agent on receipt by the Loan Parties and shall be utilized to prepay the Loans in the order of priority set forth in Section 2.05(e). The application of such Net Cash Proceeds to the Loans shall not reduce the Commitments. If all Obligations then due are paid, any excess Net Cash Proceeds shall be remitted to the operating account of the Borrower.

(e)            Prepayments made pursuant to Section 2.05, first, shall be applied ratably to the Letter of Credit Disbursements and the Swing Line Loans, second, shall be applied ratably to the outstanding Loans, and third, shall be used to Cash Collateralize the remaining L/C Obligations; and the amount remaining, if any, after the repayment in full of all Letter of Credit Disbursements, Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuers or the Lenders, as applicable.

2.06         Termination of Commitments.

(a)            The Borrower may terminate the Aggregate Commitments in whole (but not in part); provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. three (3) Business Days prior to the date of termination, (ii) any such notice shall be irrevocable (except if such termination notice is being furnished in connection with a refinancing of the Obligations, such notice may be conditional upon the consummation of such refinancing, and (iii) the Borrower shall not terminate the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments.

(b)            [Reserved].

(c)            The Administrative Agent will promptly notify the Lenders of any termination of the Aggregate Commitments under this Section 2.06. All fees accrued until the effective date of any such termination shall be paid on the effective date of such termination.

2.07         Term of Agreement; Repayment of Loans.

(a)            This Agreement and the other Loan Documents shall become effective as of the Closing Date and shall continue in full force and effect for a term ending on the earliest of (a) the date twenty-four (24) months from the Closing Date (the “Scheduled Maturity Date”) (b) 45 days after the Petition Date (or such later date as the Administrative Agent may approve in writing in its sole discretion) if the Final Financing Order has not been entered prior to the expiration of such period, (c) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (d) the consummation of a sale of all or substantially all of the assets of the Chapter 11 Debtors under section 363 of the Bankruptcy Code, and (e) the acceleration of the Loans and the termination of the Commitments in accordance with this Agreement (the earliest of such dates, the “Maturity Date”). In addition, the Borrower may terminate this Agreement in accordance with Section 2.06 above. Upon the Maturity Date or any other effective date of termination of the Loan Documents, the Borrower shall pay to the Administrative Agent all outstanding and unpaid Obligations (except for contingent indemnification obligations for which no claim has been asserted) including by exchange of the Obligations into loans under the Exit ABL Facility in accordance with an Acceptable Plan of Reorganization, and shall Cash Collateralize outstanding L/C Obligations (other than Letter of Credit Disbursements).

(b)            The Borrower shall repay each Swing Line Loan on the Maturity Date and in accordance with Section 2.04(c).

(c)            Notwithstanding anything to the contrary herein, pursuant to the Commitment Letter, subject to the solely to the satisfaction (or waiver) of the conditions precedent set forth therein, the Loans, including all accrued and unpaid interest thereon and all other Obligations hereunder shall be converted into loans under the Exit Revolving Facility (as defined in the Commitment Letter), and the Aggregate Commitments hereunder shall terminate and be replaced by commitments under the Exit Revolving Facility, in each case, upon the effectiveness of the Plan of Reorganization (as defined in the Commitment Letter).

2.08         Interest.

(a)            Subject to the provisions of Section 2.08(b) below, (i) each Loan which is a Term Benchmark Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Term SOFR Rate plus the Applicable Margin; (ii) each Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iv) [reserved].

(b)            After the occurrence and during the continuance of an Event of Default, all Loans and other monetary Obligations may, at the option of the Administrative Agent or the discretion of the Required Lenders, bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees. In addition to certain fees described in Section 2.03:

(a)            Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to a 0.50% per annum (the “Commitment Fee Rate”), times the actual daily amount by which the then Aggregate Commitments exceed the sum of (i) the principal amount of Loans (including Swing Line Loans), then outstanding, and (ii) the then L/C Credit Extensions. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the first Business Day after the end of each calendar month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.

(b)            Letter of Credit Fee. The Borrower agrees to pay Agent, for the ratable benefit of the Lenders, a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.03) that shall accrue at a per annum rate equal to 4.25%, times the average amount of the Letter of Credit Usage during the immediately preceding calendar month (or portion thereof).

(c)            Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in any Fee Letter. Such fees shall be payable in Dollars, fully earned when paid and shall not be refundable for any reason whatsoever.

(d)            Defaulting Lender Fees. Subject to Section 2.03, the Borrower shall not be obligated to pay the Administrative Agent any Defaulting Lender's ratable share of the fees described in Section 2.03 and Section 2.09(a) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender.

2.10         Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest hereunder shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Each determination by the Administrative Agent of the applicable Base Rate or the Term SOFR Rate shall be conclusive and binding for all purposes, absent manifest error.

2.11         Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive, absent manifest error, of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans (in addition to such Lender’s accounts or records). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)            In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m.  on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m.  shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)            (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Benchmark Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13         Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14         Settlement Amongst Lenders.

(a)            The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans, except that settlements of Swing Line Loans during the months of November and December of each year shall be required to be made by the Swing Line Lender only with respect to those Swing Line Loans in excess of $2.0 million in the aggregate only (the “Excess Swing Line Loans”)) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans other than Excess Swing Line Loans) and repayments of Loans (including Swing Line Loans other than Excess Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b)            The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans for the period and the amount of repayments fees received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender with respect to Committed Loans to the Borrower shall be equal to such Lender’s Applicable Percentage of Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(c)            The Administrative Agent shall deliver to the applicable Lenders promptly after the Administrative Agent’s receipt thereof, all payments of interest, fees and Credit Party Expenses to which each such Lender is entitled.

(d)            If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of a L/C Extension while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 8.03.

2.15         [Reserved].

2.16         [Reserved].

2.17         [Reserved].

Article III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Tax unless required by applicable Law, provided that if any Loan Party, the Administrative Agent or any other withholding agent shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or any Lender (with the term “Lender” in this Section 3.01 being deemed to include an L/C Issuer), as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law. For purposes of this Section 3.01, any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from any Loan Party on behalf of such Lender shall be treated as a payment from the Loan Party to such Lender.

(b)            Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)            Reimbursement by the Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swing Line Lender, the L/C Issuers or any Related Party of any of the foregoing, each Lender (other than the Swing Line Lender in its capacity as such) severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender, the L/C Issuers or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender or L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)            Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the applicable Loan Party to a Governmental Authority, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)             Status of Fee Recipients. Each Fee Recipient hereby represents that it is a Permitted Investor and agrees to update Internal Revenue Service Form W-9 (or its successor form) or applicable Internal Revenue Service Form W-8 (or its successor form) upon any change in such Person’s circumstances or if such form expires or becomes inaccurate or obsolete, and to promptly notify the Borrower and the Administrative Agent if such Person becomes legally ineligible to provide such form.

(g)            Status of Foreign Lenders. To the extent it is legally entitled to do so, any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Loan Parties (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Loan Parties or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Loan Parties or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Loan Parties or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Section 3.01(g)(iv), Section 3.01(h) and Section 3.01(i) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.01(g), Section 3.01(h) or Section 3.01(i)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent that it is legally unable to do so.

Without limiting the generality of the foregoing, any Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Loan Parties or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable),

(iv)          to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-3 or Exhibit M-4, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 on behalf of each such direct and indirect partner, or

(v)           two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(h)            Status of Non-Foreign Lenders. Any Lender that is not a Foreign Lender shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Loan Parties or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(i)             FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Parties and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Loan Parties or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Parties or the Administrative Agent as may be necessary for the Loan Parties and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)             Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the applicable Loan Party or with respect to which the applicable Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party pursuant to this paragraph (j) the payment of which would place the Administrative Agent or the Lender in a less favorable net after-Tax position than the Administrative Agent or the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

3.02         Alternate Rate of Interest; Illegality.

(a)            Subject to clauses (b), (c), (d), (e), and (f) of this Section 3.02, if:

(i)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) prior to the commencement of any interest period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such interest period; or

(ii)           the Administrative Agent is advised by the Required Lenders that prior to the commencement of any interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such interest period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such interest period;

then the Administrative Agent or such Lenders (or Lender) shall promptly notify the Borrower (and the Administrative Agent, if applicable) thereof and, so long as such circumstances shall continue, (i) the Administrative Agent and/or such Lenders (or Lender) shall be under no obligation to make any Term Benchmark Loans, (ii) on the last day of the then-current calendar month (if such circumstances are continuing as of such date), each Term Benchmark Loan shall, unless then paid in full, automatically convert to a Base Rate Loan and (iii) when such circumstances are no longer continuing the Administrative Agent or the affected Lender (or Lenders) as applicable, shall promptly notify the Borrower (and the Administrative Agent, if applicable) thereof and on the last day of the then-current calendar month, any Loan that was converted to a Base Rate Loan pursuant to clause (ii) above shall, unless then paid in full, automatically convert to a Term Benchmark Loan.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 3.02), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.02.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or related concept) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or related concept) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)             Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of Term Benchmark Loans to be made during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted (1) any such request for a Term Benchmark Borrowing into a request for a Borrowing of Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.02, any Term Benchmark Loan shall on the last day of the interest period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan on such day.

3.03         Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Lender to any Taxes (other than (A) Indemnified Taxes covered in Section 3.01, (B) taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or on its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the applicable offshore interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, Letters of Credit issued by, or participations in Letters of Credit held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) of this Section 3.03, in reasonable detail sufficient to allow the Borrower to verify such calculation, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.03 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.04         [Reserved].

3.05         Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 3.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, the Borrower may replace such Lender in accordance with Section 11.13.

3.06         Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

Article IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01         Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date or for the Administrative Agent to arrange for any Letters of Credit on the Closing Date is subject to the prior or substantially concurrent satisfaction or waiver pursuant to Section 11.01 of the following conditions:

(a)            The Administrative Agent’s receipt of the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)            executed counterparts of this Agreement by each of the parties hereto;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)          UCC financing statements in form satisfactory to the Administrative Agent for filing under the Uniform Commercial Code of all jurisdictions in which any Loan Party is organized,

(iv)         such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v)          good standing or active status certificates, as applicable, of each Loan Party in its jurisdiction of organization and, to the extent reasonably requested by the Administrative Agent, bring-down good standing or active status certificates, as applicable;

(vi)          [reserved];

(vii)         a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;

(viii)       [reserved];

(ix)          [reserved];

(x)           any releases, terminations and such other documents as Administrative Agent may reasonably request to evidence and effectuate the termination of the Prepetition ABL Credit Facility and all commitments thereunder, the repayment in full of all Indebtedness and other amounts owing thereunder, and the cash collateralization of the Existing Letters of Credit, and the termination and release by the Prepetition ABL Agent, except as otherwise provided in the Interim Financing Order, of any interest in and to any assets and properties of each Borrower and Guarantor securing the Prepetition ABL Credit Facility, except as otherwise provided in the Interim Financing Order, duly authorized, executed (to the extent applicable) and delivered by it or each of them; and

(xi)          copies of documentation for the DIP Term Facility, which documentation shall include the DIP Term Loan Agreement and all exhibits and schedules thereto and the DIP Term Facility shall have become effective substantially concurrently with this Agreement on the Closing Date.

(b)            The Administrative Agent shall have received a Borrowing Base Calculation (either by Approved Electronic Communications or in writing) prepared as of a date not earlier than November 23, 2024.

(c)            [Reserved].

(d)            The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(e)            [Reserved].

(f)             Administrative Agent shall have received evidence, in form and substance satisfactory to Administrative Agent, that Administrative Agent has a valid perfected first priority security interest in all of the ABL Priority DIP Collateral (having the priority set forth in the Interim Financing Order.

(g)            The Borrower and each Guarantor shall be a debtor and a debtor-in-possession. All of the “first day orders” entered by the Bankruptcy Court on or about the time of commencement of the Chapter 11 Cases (and if any such orders shall not have been entered by the Bankruptcy Court, the form of such orders submitted to the Bankruptcy Court for approval) of the type referred to in clause (a) (other than the Final Financing Order) and (b) of the definition of “Approved Bankruptcy Court Order” shall be in form and substance satisfactory to the Administrative Agent and the Lenders in their reasonable discretion, and all other “first day orders” entered by the Bankruptcy Court on or about the time of commencement of the Chapter 11 Cases (and if any such orders shall not have been entered by the Bankruptcy Court, the form of such orders submitted to the Bankruptcy Court for approval) shall be in form and substance satisfactory to the Administrative Agent in its reasonable discretion.

(h)            The Cash Management Order shall have been entered by the Bankruptcy Court, which Cash Management Order shall be in full force and effect and shall not have been (x) stayed, vacated or reversed, or (y) amended or modified except as otherwise agreed to in writing by Administrative Agent in its reasonable discretion.

(i)             Not later than three (3) Business Days following the commencement of the Chapter 11 Cases (or such later date as the Administrative Agent may agree), an interim order approving the Loan Documents in form and substance satisfactory to each of the Lenders in its reasonable discretion (as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof, the “Interim Financing Order”) shall have been entered by the Bankruptcy Court, which Interim Financing Order shall, among other things, (i) have been entered on such prior notice to such parties as may be satisfactory to the Lenders in their reasonable discretion, (ii) authorize the extensions of credit in respect of the DIP Facilities, each in the amounts and on the terms set forth herein, (iii) grant the DIP Superpriority Claims status and other Collateral and Liens referred to herein and in the other Loan Documents, (iv) approve the payment by the Borrower of the fees provided for herein and under the Fee Letter, (v) approve the repayment in full of the Prepetition ABL Credit Agreement from the proceeds of the DIP Facilities and, upon the indefeasible repayment of the Prepetition ABL Debt, the release of all Liens securing the Prepetition ABL Debt and (vi) not have been (A) stayed, vacated or reversed, or (B) amended or modified except as otherwise agreed to in writing by the Required Lenders in their reasonable discretion. The Administrative Agent shall have received a signed copy of the Interim Financing Order.

(j)             No trustee or examiner (other than a fee examiner) having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) shall have been appointed or elected, or the Borrower or any Guarantor shall have applied for, consented to, or acquiesced in, any such appointment, with respect to the Borrower and the Guarantors, any of their Chapter 11 Debtor subsidiaries or their respective properties.

(k)            There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Borrower and the Guarantors) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases, the events and circumstances leading thereto, and the consequences that would normally result from the commencement and continuation of the Chapter 11 Cases) that would reasonably be expected to have a Material Adverse Effect;

(l)              An Acceptable Plan of Reorganization shall have been filed in the Chapter 11 Cases with the Bankruptcy Court.

(m)           [Reserved].

(n)            [Reserved].

(o)            Excess Availability. After giving effect to the Credit Extensions to be made on the Closing Date, and the consummation of all transactions contemplated hereby to occur on the Closing Date (including, for the avoidance of doubt, the borrowing of DIP Term Loans on the Closing Date), both (i) Excess Availability shall be no less than $20,000,000 and (ii) the sum of Excess Availability and the Loan Parties’ cash on hand (including, without limitation, all cash on deposit in the DIP Proceeds Account (as defined in the Interim Financing Order), the Carve Out Reserve Account and the operating accounts of the Loan Parties, but excluding any Letter of Credit Cash Collateral (as defined in the Interim Financing Order)) shall be no less than $45,000,000.

Without limiting the generality of the provisions of Section 9.07, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02         Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (including on the Closing Date), other than with respect to a Carve Out Borrowing, is subject to the following conditions precedent:

(a)            The representations and warranties of the Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; provided that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of the date of such Credit Extension or on such earlier date, as the case may be.

(b)            No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)            The Administrative Agent and, if applicable, each L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)            Solely with respect to the making of Loans or issuance of Letters of Credit occurring on or after the date that is 45 days after the entry of the Interim Financing Order (or such later date as the Administrative Agent may approve in writing in its reasonable discretion, a final order approving the Loan Documents in form and substance satisfactory to Required Lenders in their reasonable discretion (as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof, the “Final Financing Order”) (it being understood and agreed that an order entered by the Bankruptcy Court substantially in the form of the Interim Financing Order, with only such modifications as are required to reflect the interim relief being approved on a final basis and otherwise satisfactory in form and substance to the Required Lenders in their reasonable discretion shall, if entered by the Bankruptcy Court, be deemed acceptable to the Administrative Agent), (i) shall have been entered by the Bankruptcy Court and shall be in full force and effect and (ii) shall not have been (A) vacated, reversed, or stayed, or (B) amended or modified in a manner adverse to the Administrative Agent or Lenders, except as otherwise agreed to in writing by the Required Lenders in their reasonable discretion.

(e)            The Interim Financing Order or, after entry thereof, the Final Financing Order, shall be in full force and effect and shall not have been vacated, reversed or stayed in any respect or, except as permitted by the Loan Documents, modified or amended in any manner in a manner adverse to the Administrative Agent or Lenders.

(f)             The Cash Management Order shall be in full force and effect and shall not have been vacated, reversed or stayed in any respect or, except as permitted by the Loan Documents, modified or amended in any manner.

(g)            The making of such Loan or the issuance of such Letter of Credit shall not result in the principal amount of the Committed Loans, Swing Line Loans and Letter of Credit Obligations outstanding with respect to the Borrower exceeding the amount authorized by the Interim Financing Order or the Final Financing Order, as applicable.

(h)            The Transaction Support Agreement shall be in full force and effect, and (i) no breach, default or event of default shall have occurred or be continuing thereunder (after giving effect to all relevant grace and/or cure periods) except to the extent waived or cured in accordance with the terms thereof and (ii) the Transaction Support Agreement shall not have been amended, restated, supplemented or otherwise modified in a manner adverse to the Credit Parties, unless the Administrative Agent has previously consented to any such amendment, restatement, supplement or other modification.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(b), and solely with respect to a Credit Extension on the Closing Date, Section 4.02(a)have been satisfied on and as of the date of the applicable Credit Extension.

Article V
REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants to the Administrative Agent and the Lenders that:

5.01         Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing or of active status under the Laws of the jurisdiction of its incorporation or organization, (b) subject to the entry of the Financing Orders and any restrictions arising on account of such Loan Party’s status as a “debtor” under the Bankruptcy Code, has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as currently conducted or proposed to be conducted, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing or of active status under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization and its Federal employer identification number.

5.02         Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) subject to the entry of the Financing Orders, conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any Contractual Obligation or Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of the Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) subject to the entry of the Financing Orders, violate any applicable Law, except in the case of clause (b) or (c), to the extent that such conflict, breach, contravention or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03         Governmental Authorization; Other Consents. Subject to the entry of the Financing Orders, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the Term Loan Documents, except for (a) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties pursuant to the Collateral Documents, (b) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.04         Binding Effect. This Agreement and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Upon entry by the Bankruptcy Court of the Financing Orders, this Agreement and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05         Financial Statements; No Material Adverse Effect.

(a)            [Reserved].

(b)            Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)            The Consolidated forecasted balance sheet, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant Section 6.01, when taken as a whole, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, a reasonable estimate of the Borrower’s and its Subsidiaries future financial condition and performance (it being understood that (i) no forecasts are to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ and such differences may be material).

5.06         Litigation. Except for the Chapter 11 Cases, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties threatened (in writing) at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) would reasonably be expected to have a Material Adverse Effect.

5.07         [Reserved].

5.08         Ownership of Property; Liens; Investments.

(a)            Subject to the entry of the Financing Orders, each Loan Party and each of the Subsidiaries has good record, marketable and insurable title in fee simple to all owned Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of the Subsidiaries has good record and marketable title to, or valid leasehold interests in, all personal property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Subject to the entry of the Financing Orders, the properties and assets of each Loan Party and each of the Subsidiaries are subject to no Liens, other than Permitted Liens.

(c)            Schedule 5.08(c) sets forth a complete and accurate list as of the Closing Date of all Real Estate owned by each Loan Party and each of the Subsidiaries showing the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.

(d)            (i)  Schedule 5.08(d)(i) sets forth a complete and accurate list of all Leases under which any Loan Party is the lessee as of the Closing Date showing the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date.

(ii)           Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of Real Estate under which any Loan Party is the lessor as of the Closing Date showing the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.

(e)            Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09         Environmental Matters.

(a)            Neither any Loan Party nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) has become subject to any Environmental Liability, (iii)) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Except as would not reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Loan Parties, formerly owned, leased, or operated by any Loan Party or any Subsidiary is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) none of the properties to which any Loan Party or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (iii) there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased, or operated by any Loan Party or any Subsidiary or, to the knowledge of the Loan Parties, on any property formerly owned, leased, or operated by any Loan Party or any Subsidiary; (iv) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any Subsidiary; and (v) Hazardous Materials have not been Released, discharged, or disposed of on any property currently or, to the knowledge of the Loan Parties, formerly owned, leased, or operated by any Loan Party or any Subsidiary.

(c)            (i) Neither any Loan Party nor any Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except as would not reasonably be expected to result in a Material Adverse Effect; and (ii) all Hazardous Materials generated, used, treated, handled, stored, or transported by, or on behalf of, any Loan Party or any Subsidiary have been disposed of in a manner which would not reasonably expected to result in a Material Adverse Effect.

5.10         Insurance. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11         Taxes. The Loan Parties and their Subsidiaries have filed all material Tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable and have satisfied all of their Tax withholding obligations, except (a) Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation and (b) any Tax return, report or Taxes, the failure to file or to pay, as the case may be, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no proposed Tax deficiency or assessment known to any Loan Party against the Loan Party or any Subsidiary that would, if made, individually or in the aggregate, have a Material Adverse Effect. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Loan Party and each of its Subsidiaries has made adequate provisions in accordance with GAAP for all Taxes not yet due and payable.

5.12         ERISA Compliance.

(a)            Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with its terms and the applicable provisions of ERISA and the Code, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification, and (iii) Holdings, the Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b)            There are no pending or, to the knowledge of the Loan Parties, threatened claims (other than claims for benefits in the normal course), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) or violation of the fiduciary responsibility rules by Holdings or the Borrower with respect to any Plan that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability as of the most recent valuation date for such Pension Plan; (iii) none of Holdings, the Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of Holdings, the Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of Holdings, the Borrower or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)            Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) none of Holdings, the Borrower or any Subsidiary have incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended Fiscal Year of Holdings, the Borrower or any Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan (and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued).

5.13         Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13. As of the Closing Date no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14         Margin Regulations; Investment Company Act.

(a)            None of the proceeds of the Loans shall be used in any manner that would result in a violation of Regulations T, U or X of the FRB.

(b)            None of the Loan Parties or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15         Disclosure.

(a)            No written report, financial statement, certificate or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to (i) projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (ii) such information shall not include information of a general economic or general industry nature.

(b)            As of the Closing Date, to the best knowledge of the Borrower, the information included in the most recent Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

5.16         Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17         Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the Intellectual Property that are reasonably necessary for the operation of their respective businesses, except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and Schedule 5.17 (as supplemented by any writing delivered pursuant to Section 6.02(g))) sets forth a complete and accurate list of all such Intellectual Property owned by each Loan Party and each of its Subsidiaries which are registered with the United States Patent and Trademark Office and United States Copyright Office. To the knowledge of the Borrower, no slogan or other advertising or other material or patent, trademark or copyright now employed by any Loan Party or any of its Subsidiaries infringes upon any Intellectual Property right held by any other Person, except to the extent that any such infringement could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18         [Reserved].

5.19         Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of the Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20         Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower and Holdings, (a) the hours worked by and payments made to employees of the Loan Parties comply in all material respects with the Fair Labor Standards Act and any other applicable Federal, state, local or foreign Law dealing with such matters, (b) no Loan Party has incurred any material liability or obligation under the Worker Adjustment and Retraining Act or similar state Law and (c) all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in all material respects in accordance with GAAP as a liability on the books of such Loan Party. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition except those that could not reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party except those that could not reasonably be expected to have a Material Adverse Effect.

5.21         Collateral Documents. Subject to the entry of the Financing Orders, the provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Credit Parties a legal, valid and enforceable fully-perfected First Priority Lien or Second Priority Lien, as applicable (subject to Permitted Liens), on all right, title and interest of the respective Loan Parties in the Collateral described therein.

5.22         USA PATRIOT Act. To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.23         Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the ABL DIP Facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, or transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

5.24         Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.25         Plan Assets. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations).

Article VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any indemnity obligation for unasserted claims that by its terms survives the termination of this Agreement), the Borrower shall, and shall (except in the cases of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01         Financial Statements and Other Information. Deliver to the Administrative Agent, in form and detail reasonably acceptable to the Administrative Agent:

(a)            as soon as available, but in any event within 105 days after the end of each Fiscal Year of Holdings, a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, shareholders’ equity (if available) and cash flows for such Fiscal Year setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(b)            as soon as available, but in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings (commencing with the Fiscal Quarter ending December 28, 2024) a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of Holdings’ Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and to the figures as set forth in the projections delivered pursuant to Section 6.01(d)), all in reasonable detail, certified by a Responsible Officer on behalf of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments, including, but not limited to, purchase accounting adjustments, and the absence of footnotes;

(c)            as soon as available, but in any event within 40 days after the end of each of the Fiscal Months of each Fiscal Year of Holdings (commencing with the Fiscal Month ending in February 2025) (and except with respect to (i) the last Fiscal Month of each Fiscal Quarter of Holdings, with respect to which the applicable period for delivery shall be 50 days rather than 40 days, and (ii) the last Fiscal Month of each Fiscal Year of Holdings, with respect to which the applicable period for delivery shall be 105 days rather than 40 days, and (iii) the first Fiscal Month of each Fiscal Year of Holdings, with respect to which the applicable period for delivery shall be 70 days rather than 40 days), a Consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Month, and the related Consolidated statements of income or operations and cash flows for such Fiscal Month and for the portion of Holdings’ Fiscal Year then ended, setting forth in each case in comparative form for the corresponding month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, and to the figures as set forth in the projections delivered pursuant to Section 6.01(d), all in reasonable detail and duly certified by a Responsible Officer on behalf of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity, and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end and quarterly adjustments and the absence of footnotes; and

(d)            as soon as available, but in any event no later than 60 days after the end of each Fiscal Year of Holdings (commencing with the Fiscal Year ending March 29, 2025), an annual budget of Holdings and its Subsidiaries on a Consolidated basis for the immediately following Fiscal Year, prepared by management of the Loan Parties for its internal use consistent with the annual budget and related financial statements delivered by the Borrower under the Existing Credit Agreement or as otherwise reasonably acceptable to the Administrative Agent.

6.02         Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of Holdings, as of the most recent Fiscal Quarter end for which financial statements are available or were required to be delivered under Section 6.01(a) or Section 6.01(b), and (ii) notice of any change in the location of any office in which a Loan Party maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility);

(b)            concurrently with the delivery of the financial statements referred to in Section 6.01(c), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings, as of the most recent Fiscal Quarter end for which financial statements are available or were required to be delivered under Section 6.01(c).

(c)            the Borrowing Base Calculation information and items described on Schedule 6.02(c) hereto by the respective dates set forth therein. All information provided by the Borrower to the Administrative Agent in each Borrowing Base Calculation (i) shall be certified (through ABLSoft) to be true and correct in all respects and based on information contained in the Borrower’s financial records, (ii)  shall be in accordance with the representations, warranties, agreements and covenants for such information in this Agreement as to the determination of the Borrowing Base and (iii) may be utilized for the determination and calculation of the Borrowing Base;

(d)            promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)            not later than seven (7) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Term Loan Document or instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that, in each case, could have a Material Adverse Effect;

(f)             promptly after any Loan Party has knowledge thereof, written notice of (i) any action or proceeding relating to any Environmental Law pending or threatened against any Loan Party or any of its Subsidiaries, (ii) any noncompliance with any Environmental Law by any Loan Party or any of its Subsidiaries, (iii) the existence of any Environmental Liability, or (iv) the existence of any Release of Hazardous Materials at any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, which action, proceeding, non-compliance, Environmental Liability or Release could reasonably be expected to have a Material Adverse Effect;

(g)            as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Borrower, to the extent that it would reflect information not previously delivered to the Administrative Agent, (i) a report supplementing Schedules 5.08(c), 5.08(d) and 5.08(d)(ii), including an identification of all owned real property disposed of by any Loan Party or any Subsidiary thereof and all leased real property disposed of by any Loan Party or any Domestic Subsidiary during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all Real Estate acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete and (ii) a report supplementing Schedules 5.08(e), 5.13 and 5.17 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of Holdings and to be in a form reasonably satisfactory to the Administrative Agent;

(h)            at least five (5) Business Days prior written notice (or such shorter period as to which the Administrative Agent in its sole discretion agrees) of any change in: (i) any Loan Party’s name (ii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iii) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization;

(i)             promptly after the request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(j)            upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; and (iii) all notices received by any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event;

(k)            promptly, all such financial and other information as the Administrative Agent shall reasonably request relating to (i) the Collateral, (ii) the assets and business and operations of the Borrowers, Guarantors and their respective Subsidiaries, (iii) the Chapter 11 Cases and (iv) the compliance with any Term Loan Document;

(l)            (i) as soon as practicable (and, in any event, at least two (2) Business Days to the extent practicable or such shorter period as agreed by the Administrative Agent in its sole discretion) in advance of filing with the Bankruptcy Court) or to the U.S. Trustee, as the case may be, the Borrower and the Guarantors shall deliver to the Administrative Agent the proposed Final Financing Order and all other proposed orders and pleadings related to any of the DIP Facilities, any other financing or any use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, having a value in excess of $1,000,000, cash management, adequate protection, any plan of reorganization and/or any disclosure statement related thereto and (ii) substantially simultaneously with the filing with the Bankruptcy Court or delivering to any official committee appointed in any of the Chapter 11 Cases (or the professionals to any such committee) or the U.S. Trustee, as the case may be, the Borrower and the Guarantors shall deliver to the Administrative Agent all other notices, filings, motions, pleadings or other information concerning the financial condition of the Borrower and the Guarantors or other Indebtedness of the Borrower and the Guarantors or, to the extent not required to be delivered pursuant to subclause (i) above, any request for relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure that may be filed with the Bankruptcy Court or delivered to any official committee appointed in any of the Chapter 11 Cases (or the professional to any such committee); and

(m)            promptly (and no later than one (1) Business Day) following delivery to the DIP Term Loan Agent or the lenders under the DIP Term Loan Agreement, copies of any material report or other information required to be delivered thereto pursuant to the terms of the DIP Term Loan Agreement to the extent such report or information is not otherwise required to be delivered to the Agents or Lenders hereunder.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered by Approved Electronic Communications and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii)) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent, and (B) the Borrower shall notify the Administrative Agent (by Approved Electronic Communications) of the posting of any such documents and provide such documents to the Administrative Agent by Approved Electronic Communications. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (1) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that at any time that the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03            Notices. Promptly, after knowledge thereof by a Responsible Officer, notify the Administrative Agent:

(a)            of the occurrence of any Default;

(b)            of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including as a result of (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c)            of the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect;

(d)            of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e)            of (i) any casualty or other insured damage to any portion of the Collateral or (ii) the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral under power of eminent domain or (iii) any condemnation or similar proceeding or if any portion of the Collateral is damaged or destroyed; provided, however, that with respect to each of clauses (i), (ii) and (iii), the amount of Collateral affected thereby shall have an aggregate fair market value in excess of $1.0 million;

(f)            of any change in Holdings’ or the Borrower’s chief executive officer or chief financial officer;

(g)            any termination, withdrawal or resignation of Holdings’ or the Borrower’s Registered Public Accounting Firm; and

(h)            any change in the information provided in the Beneficial Ownership Certification most recently delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to Section 6.03(a) shall be made by Approved Electronic Communications accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04            Payment of Obligations. Pay and discharge as the same shall become due and payable (a) all Taxes upon it or its properties or assets in all respects, unless the same are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary and such contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation; except for Taxes that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property (except as set forth in clause (a) above).

6.05            Preservation of Existence, Etc (a) Subject to necessary Bankruptcy Court approval, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization with respect to the maintenance of good standing status of any Loan Party (other than the Borrower), it will not be a breach of clause (a) of this Section 6.05 unless the failure to maintain good standing of such Loan Party could reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

6.06            Maintenance of Properties. Except pursuant to any necessary Bankruptcy Court approval (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty or condemnation excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07            Maintenance of Insurance.

(a)            Maintain with financially sound and reputable insurance companies not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage (i) of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons or (ii) substantially similar to insurance maintained by the Borrower and its Subsidiaries on the Closing Date, in each case, subject to such changes as the Borrower may reasonably deem appropriate in its business judgment with respect to deductibles, self-insured amounts, coverage exclusions and maximum covered losses (provided that none of such policies shall include a co-insurance clause) and with respect to policies for Holdings and the Domestic Subsidiaries, providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

(b)            [Reserved].

(c)            Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, and (ii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies with respect to Holdings and the Domestic Subsidiaries shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (A) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, and (B) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Each such policy referred to in this Section 6.07 shall also provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification adverse to the Lenders, or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

(d)            In the event that any part of the Collateral is damaged by fire or other casualty and the insurance proceeds for such damage are greater than $5.0 million in any Fiscal Year such proceeds, in their entirety, shall be delivered to the Administrative Agent and the Administrative Agent shall promptly apply such proceeds to reduce the Borrower’s outstanding Credit Extensions in accordance with Sections 2.05(e) or 8.03, as applicable. In the event any part of the Collateral is damaged by fire or other casualty and the insurance proceeds for such damage are less than $5.0 million in any Fiscal Year, such proceeds, in their entirety, shall be delivered to the Borrower.

(e)            None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08            Compliance with Laws. Subject to the Financing Orders, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09            Books and Records. Maintain proper books of record and account, in which entries in conformity in all material respects with GAAP under U.S. law, with respect to Holdings and its Domestic Subsidiaries, and under applicable foreign law, with respect to Foreign Subsidiaries (provided that nothing in this Section 6.09 shall affect the obligation of Holdings to provide financial statements in accordance with GAAP under Section 6.01), consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties.

6.10            Inspection Rights.

(a)            Permit representatives and independent contractors of the Administrative Agent (accompanied by any Lender (with the consent of the Borrower (not to be unreasonably withheld)) to visit and inspect any of its properties, to examine its corporate, financial, insurance, and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountant’s customary policies and procedures), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default has occurred and is continuing, the Administrative Agent may make only one such visit in any Fiscal Year at the Borrower’s expense, provided further that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice to the extent practicable. Notwithstanding anything to the contrary in this Section 6.10(a), none of the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)            Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, collateral field examinations and other evaluations, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base, and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Subject to the following sentences, the Loan Parties shall pay the fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals. Without limiting the foregoing, the Loan Parties acknowledge that the Administrative Agent may undertake up to two (2) inventory appraisals and two (2) collateral field examinations each eighteen (18) month period, at the Loan Parties’ expense; provided that, as long as no Enhanced Collateral Trigger Event exists, the Administrative Agent may conduct no more than one collateral field examination and one inventory appraisal in any twelve month period at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals and collateral field examinations to be undertaken (y) as it in its discretion deems necessary or appropriate, at its own expense, or (z) if required by applicable Law or if a Default shall have occurred and be continuing, at the expense of the Loan Parties.

6.11            Use of Proceeds. Subject to the Financing Orders, use the proceeds of the Credit Extensions to (i) provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries, (ii) to refinance in full, on the Closing Date, the Prepetition ABL Credit Facility (and to cash collateralize the Existing Letters of Credit), (iii) to pay fees, costs and expenses incurred in connection with the Transactions and other administration costs incurred in connection with the Chapter 11 Cases (including professional fees and expenses) and the Transactions, (iv) to fund the Carve Out and to make payments under the Carve Out in accordance with the terms of the Financing Orders and (iv) for general corporate purposes, in each case, solely to the extent in accordance with and subject to the Loan Documents and the Financing Orders. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.12            [Reserved].

6.13            [Reserved].

6.14            Physical Inventories. Cause at least one (1) physical perpetual “cycle count” at each of the Borrower’s locations to be undertaken in each eighteen (18) month period conducted by such inventory takers as are satisfactory to the Collateral Agent and following such methodology as is consistent with the methodology used in the immediately preceding perpetual cycle count or as otherwise may be reasonably acceptable to the Collateral Agent. The Borrower shall provide the Collateral Agent information regarding the results of such cycle counts in form and detail consistent with past practices under the Existing Credit Agreement or as otherwise reasonably acceptable to the Administrative Agent.

6.15            Further Assurances. (a) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) subject to the terms of the Financing Orders, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgements, and take all such further actions that may be required under any applicable Law and which the Administrative Agent reasonably requests to ensure the creation, perfection and priority of the Liens created or intended to be created under the Financing Orders.

6.16            Lenders Meetings. The Borrower will, upon the request of the Administrative Agent or Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held, at the request of the Administrative Agent or Required Lenders, by teleconference or at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.

6.17            [Reserved].

6.18            [Reserved].

6.19            [Reserved].

6.20            Certain Other Bankruptcy Matters.

(a)            The Borrower, the Guarantors and their Subsidiaries shall comply (i) in all material respects, after entry thereof, with all of the requirements and obligations set forth in the Financing Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) in all material respects with the terms of all entered orders of the type listed in clause (b) of the definition of “Approved Bankruptcy Court Order”, and the terms of such orders must comply with, and be modified only in accordance with, clause (c) of the definition of “Approved Bankruptcy Court Order and (iii) in all material respects, after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Chapter 11 Debtors’ “first day” and “second day” relief obtained in the Chapter 11 Cases, as such orders, if entered by the Bankruptcy Court, must comply with, and only be modified from time to time in accordance with, clause (c) of the definition of “Approved Bankruptcy Court Order”.

(b)            The Borrower and the Guarantors shall provide at least five (5) Business Days’ (or such shorter notice acceptable to the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent and its advisors prior to any rejection of the Borrower’s or any Guarantor’s or any other Subsidiary’s material contracts or material non-residential real property leases pursuant to Section 365 of the Bankruptcy Code, and no such contract or lease shall be rejected, if such rejection adversely affects in any material respect the ABL Priority DIP Collateral, any Liens thereon or any DIP Superpriority Claims payable therefrom (including, without limitation, any sale or other disposition of ABL Priority DIP Collateral or the priority of any such Liens or DIP Superpriority Claims) if the Administrative Agent informs the Borrower and the Guarantors in writing within three (3) Business Days of receipt of the notice from the Borrower and Guarantors referenced above that it objects to such rejection.

Article VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any indemnity obligation for unasserted claims that by its terms survives the termination of this Agreement) or any Letter of Credit shall remain outstanding, the Borrower shall not (and with respect to Section 7.13 only, Holdings shall not), nor shall the Borrower permit any Subsidiary to, directly or indirectly:

7.01            Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, other than the following Liens (Liens described below are herein referred to as “Permitted Liens”):

(a)            Liens pursuant to any Loan Document;

(b)            Liens existing on the date hereof and listed on Schedule 7.01(b) and any renewals thereof, provided that (i) the property covered thereby is not changed in any material manner, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct and contingent obligors with respect thereto are not changed (other than to decrease the number of obligors);

(c)            Liens for taxes not yet due or which are the subject of a Permitted Protest;

(d)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are the subject of a Permitted Protest;

(e)            (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Subsidiaries;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)            easements, rights-of-way, restrictions and other similar encumbrances affecting Real Estate which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(i);

(i)            Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition, and (iii) such Lien and the Indebtedness secured thereby are incurred contemporaneously with or within two hundred seventy (270) days after the acquisition of such property;

(j)            Liens securing the Prepetition Term Debt and the DIP Term Loan Obligations having the priority set forth in the Financing Orders;

(k)            landlords’ and lessors’ Liens in respect of rent and other lease obligations that are not past due for a period of 60 days or more or that are the subject of a Permitted Protest;

(l)            Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, ordinary course Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)            Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(n)            Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii) that are the subject of a Permitted Protest;

(o)            licenses of Intellectual Property permitted under Section 7.05(g) hereof;

(p)            Liens on the assets of Foreign Subsidiaries securing Indebtedness or other obligations of Foreign Subsidiaries permitted by Section 7.02;

(q)            other Liens securing Indebtedness or other obligations of the Borrower and the Subsidiary Guarantors outstanding in an aggregate principal amount not to exceed $1.0 million;

(r)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) in any case materially detract from the value of the property subject thereto or (ii) interfere in any material respect with the business of the Borrower and its Subsidiaries or (iii) secure any Indebtedness;

(s)            Liens granted pursuant to the Financing Orders;

(t)            ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; and

(u)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto.

7.02            Indebtedness. Create, incur, assume, guarantee, suffer to exist or otherwise become liable with respect to any Indebtedness, except (Indebtedness described below is herein referred to as “Permitted Indebtedness”):

(a)            obligations (contingent or otherwise) of the Borrower or any of the Subsidiaries existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates or otherwise to mitigate risks associated with its assets or liabilities or business operations, and (ii) such Swap Contract does not contain any provision exonerating the counterparty to such Swap Contract from its obligation to make payments on outstanding transactions to the Borrower or the Subsidiaries (notwithstanding that the Borrower or a Subsidiary is the defaulting party);

(b)            (i) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or to another Subsidiary of the Borrower and (ii) Indebtedness of the Borrower owed to any Subsidiaries of the Borrower, in each case, which Indebtedness shall (A)  constitute “Pledged Debt”, (B) be on terms (including subordination terms, if owed by a Loan Party) acceptable to the Administrative Agent and (C) be otherwise permitted under the provisions of Section 7.03;

(c)            Indebtedness under the Loan Documents;

(d)            Indebtedness of the Loan Parties under the DIP Term Facility and any refinancing in respect thereof (including Guarantees of any Guarantor in respect of such Indebtedness) not to exceed $115 million, plus the amount of any paid-in-kind interest and prepayment premiums thereon, and other reasonable amounts paid, and fees (including original issue discount and upfront fees) and expenses reasonably incurred, in connection with such refinancing;

(e)            Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancing in respect thereof;

(f)            Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary Guarantor;

(g)            Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations, and Purchase Money Obligations for fixed or capital assets within the limitations set forth in Section 7.01(i)  in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1.0 million;

(h)            the Prepetition Term Loans and any refinancing in respect thereof (including Guarantees of any Guarantor in respect of such Indebtedness) not to exceed $200.0 million;

(i)            [reserved];

(j)            [reserved];

(k)            Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $1.0 at any time outstanding; and

(l)            Indebtedness of Foreign Subsidiaries under the Swedish Credit Facility in an aggregate amount not to exceed the U.S. dollar equivalent (as reasonably determined by the Administrative Agent) of $15.0 outstanding at any time.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a non-U.S. currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that, if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

7.03            Investments. Make or hold any Investments, except:

(a)            Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b)            [reserved];

(c)

(i)            Investments outstanding on the Closing Date by Borrower and its Subsidiaries in their respective Subsidiaries;

(ii)            additional Investments by Borrower and its Subsidiaries in Subsidiaries that are Loan Parties at the time of the making of such Investment;

(iii)            additional Investments by Subsidiaries of the Borrower that are not Loan Parties (including Foreign Subsidiaries) in other Subsidiaries that are not Loan Parties (including Foreign Subsidiaries); and

(iv)            so long as no Default or Event of Default then exists or would arise therefrom, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an amount outstanding pursuant to this clause (iv) not to exceed $1.0 million;

(d)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)            Guarantees permitted by Section 7.02;

(f)            Investments existing on the date hereof and set forth on Schedule 5.08(e) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing that does not increase the amount thereof;

(g)            Investments in Swap Contracts permitted under Section 7.02(a);

(h)            [reserved];

(i)            Investments consisting of Liens, Indebtedness, Dispositions and/or Restricted Payments permitted hereunder;

(j)            promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 7.05;

(k)            any Investments made with the proceeds received by or contributed to the Borrower from the substantially concurrent issuance of new Equity Interests (other than Disqualified Equity Interests) issued by Holdings;

(l)          (l)      other Investments by the Borrower or any of the Subsidiaries in an aggregate principal amount not to exceed $1.0 million at any time outstanding;

(m)           [reserved];

(n)            [reserved];

(o)            [reserved];

(p)            [reserved]; and

(q)            Guarantees by the Borrower or any of the Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

7.04      Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.05         Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)            Dispositions of obsolete or worn out property, or property (including Intellectual Property) that is no longer used or useful in the business of the Borrower and its Subsidiaries whether now owned or hereafter acquired, in each case, in the ordinary course of business (it being understood that this clause (a) does not include the liquidation of any Store or the inventory and other assets located therein);

(b)            Dispositions of inventory and goods held for sale in the ordinary course of business;

(c)            Dispositions of equipment or Real Estate to the extent that such property is exchanged for credit against all or a portion of the purchase price of similar replacement property and, if such property is Collateral, then such replacement property is made subject to Liens and security interests in favor of the Collateral Agent for the benefit of the Credit Parties;

(d)            Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be the Borrower or a Subsidiary Guarantor or an Investment permitted under Section 7.03;

(e)            to the extent constituting a Disposition, Liens permitted by Section 7.01, Investments permitted by Section 7.03, and Restricted Payments permitted by Section 7.06;

(f)            bulk sales or other dispositions of the Inventory of the Borrower or a Subsidiary not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that such Store closures and related Inventory dispositions shall not exceed (i) in any Fiscal Year, ten percent (10%) of the number of the Borrower’s and its Subsidiaries’ Stores as of the beginning of such Fiscal Year (net of new Store openings in such Fiscal Year) and (ii) in the aggregate from and after the Closing Date, twenty-five percent (25%) of the number of the Borrower’s and its Subsidiaries’ Stores in existence as of the Closing Date (net of new Store openings), provided, that all sales of Inventory in connection with Store closings in excess of ten (10) Store closings in any three month period, shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent; provided, further that all Net Cash Proceeds received in connection therewith are applied to the Obligations if then required hereunder;

(g)            leases, subleases, licenses or sublicenses (including licenses of Intellectual Property) in the ordinary course of business, which do not materially interfere with the business of the Borrower and the Subsidiaries, taken as a whole;

(h)            other Disposition by the Borrower or any of the Subsidiaries in an aggregate principal amount not to exceed $1.0 million in any Fiscal Year; and

(i)            licenses for the conduct of licensed departments (other than to an Affiliate of any Loan Party) within any Store in the ordinary course of business;

provided, however, that any Disposition pursuant to clauses (a) though (d), and clauses (f) and (h) shall be for fair market value.

Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, no Disposition consisting of Material Intellectual Property may be made from any Loan Party to any Subsidiary that is not a Guarantor.

7.06            Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)            each Subsidiary of the Borrower may make Restricted Payments to any other Loan Party (other than Holdings);

(b)            the Loan Parties may make payments required by the DIP Orders and payments in accordance with the First Day Orders or otherwise with the consent of the Required Lenders;

(c)            to the extent constituting Restricted Payments, Holdings and its Subsidiaries may enter into and consummate Investments permitted by Section 7.03, and the Borrower may make Restricted Payments to Holdings, the proceeds of which shall be used to make payments permitted under Section 7.08(c) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Subsidiary);

(d)            the Borrower may declare and pay cash dividends to Holdings in an amount not to exceed an amount necessary to permit Holdings to pay (i) reasonable and customary corporate and operating expenses relating to maintaining its ownership interest in the Borrower (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), (ii) franchise Taxes and similar fees required to maintain its corporate existence, (iii) any income Taxes imposed on Holdings or its direct or indirect parent of Holdings as the common parent of a consolidated, combined or similar Tax group of which the Borrower and/or its Subsidiaries are members, up to an amount not to exceed the amount of any such income Taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company (or a stand-alone Tax group) basis (reduced by any income Taxes paid directly by the Borrower or its Subsidiaries); and (iv) all costs or fees incurred in compliance with or in anticipation of compliance with Securities Laws and state securities Laws; and

(e)            repurchases of Equity Interests (i) deemed to occur upon exercise of stock options or warrants or similar rights to the extent such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights; or (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options.

7.07            Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

7.08            Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Loan Parties, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to:

(a)            transactions among the Loan Parties and any Subsidiaries of Holdings that are not Loan Parties;

(b)            (i) any Indebtedness permitted by Section 7.02(b); (ii) any Investments permitted by Section 7.03 and (iii) any Restricted Payment permitted by Section 7.06;

(c)            employment, consulting and severance agreements and transactions pursuant to stock option plans and employee benefit plans and arrangements existing on the Closing Date;

(d)            payment of directors’ fees, expenses and indemnities;

(e)            the non-exclusive license of trademarks, copyrights or other Intellectual Property rights in the ordinary course of business and consistent with past practice among the Loan Parties and their Subsidiaries; and

(f)            transactions permitted pursuant to the DIP Orders or disclosed in any first day pleadings, or entry into and transactions contemplated by the Transaction Support Agreement.

7.09            Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, the Financing Orders, or any other Loan Document) that limits the ability (i) of any Subsidiary of Borrower to make Restricted Payments to any Loan Party or to otherwise transfer property to or invest in any Loan Party, except for any agreement in effect on the date hereof and set forth on Schedule 7.09 and any modification, replacement, renewal, reinvestment or extension of any of the foregoing, (ii) of any Subsidiary of Borrower to Guarantee the Indebtedness of the Borrower, (iii) of any Subsidiary of Borrower to make or repay loans to a Loan Party or (iv) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness. The foregoing restrictions shall not be violated by reason of (i) applicable Laws, (ii) this Agreement and the other Loan Documents, (iii) the DIP Term Loan Documents (iv) the Swedish Credit Facility, (v) customary non-assignment provisions of any contract, lease or license of the Borrower or any Subsidiary, (vi) customary restrictions on a Subsidiary imposed pursuant to an agreement entered into for the Disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such Disposition (so long as such Disposition is permitted hereunder), (vii) documents that represent Indebtedness of a Subsidiary that is not a Loan Party that is permitted by Section 7.02 to the extent such restriction applies only to such Subsidiary, (viii) documents that comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.02 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments or grant any Liens required hereunder or (vii) any restrictions under any agreement that amends, refinances or replaces any agreement containing restrictions permitted under the preceding clauses provided that the terms and conditions are no less favorable taken as a whole to the Subsidiary.

7.10            Amendments of Material Indebtedness. Amend, modify or waive any of the Loan Party’s rights under any Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case, to the extent that such amendment, modification or waiver would, taken as a whole, would be materially adverse to the Lenders or the Debtors.

7.11            Accounting Changes. Make any change in their Fiscal Year; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

7.12            Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except as required or contemplated by the Financing Orders.

7.13            Holding Company. In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower, (b) maintaining its corporate existence (including any public company activities), (c) participating in Tax, accounting and other administrative activities as the parent of the Consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents, the Financing Orders, the Transaction Support Agreement, and any other bankruptcy orders and agreements governing other Indebtedness of the Borrower and its Subsidiaries not otherwise prohibited hereunder (including the DIP Term Facility and the Prepetition Term Debt), in each case, to which it is a party and the performance of its obligations thereunder), (e)  providing indemnification to officers and directors and (f) activities incidental to the businesses or activities described in clauses (a) through (e) of this Section.

7.14            [Reserved].

7.15            Minimum Availability. The Borrower shall not permit Excess Availability at any time to be less than 10.0% of the Borrowing Base.

7.16            Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

7.17            Additional Bankruptcy Matters.

(a)            Assert or prosecute any claim or cause of action against any of the Credit Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against the Administrative Agent or the Lenders.

(b)            Subject to the terms of the Financing Orders, as applicable, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default (provided that any Loan Party may contest or dispute whether an Event of Default has occurred).

(c)            Except (i) as expressly provided or permitted hereunder (including to the extent pursuant to any “first day” or “second day” orders complying with the terms of this Agreement), (ii) with the prior consent of the Administrative Agent or (iii) as provided pursuant to any Approved Bankruptcy Court Order, make any payment or distribution on account of any Prepetition Debt or any other Indebtedness arising prior to the Petition Date.

(d)            Use Cash Collateral (as defined in the Financing Orders) of any Lender or Agent under Section 363 of the Bankruptcy Code other than as expressly provided for in the any Approved Bankruptcy Court Order as may be otherwise expressly permitted pursuant to the Loan Documents.

(e)            Obtain post-petition loans or other financial accommodations pursuant to Section 364(c) or 364(d) of the Bankruptcy Code, other than as expressly provided for in the Interim Financing Order or as may be otherwise expressly permitted pursuant to the Loan Documents;

(f)            Challenge the application of any payments authorized by the Interim Financing Order to the Administrative Agent or Lenders.

(g)            Propose, support or have a plan of reorganization or liquidation (other than an Acceptable Plan of Reorganization) that does not provide for the payment in full in cash (or exchange into loans under the Exit ABL Facility) in full satisfaction of all Obligations on the effective date of such plan in accordance with the terms and conditions set forth in the Loan Documents.

(h)            Challenge, contest or otherwise seek to impair or object to the validity, extent, enforceability or priority of Administrative Agent's post-petition liens and claims.

Article VIII
EVENTS OF DEFAULT AND REMEDIES

8.01            Events of Default. Any of the following shall constitute an Event of Default:

(a)            Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or deposit any funds as cash collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants with no Cure Period. Any Loan Party or any of its Subsidiaries fails to perform or observe any term, covenant or agreement applicable to it contained in any of 6.02(c), 6.03(a), 6.05(a) (solely as it relates to the Borrower), 6.07, 6.11, or Article VII; or

(c)            Specific Covenants with Five-Day Cure Period. Any Loan Party or any of its Subsidiaries fails to perform or observe any term, covenant or agreement applicable to it contained in any of Section 6.01, 6.02 (other than clause (c)), 6.03 (other than clause (a)), 6.05(a) (solely as it relates to any Loan Party or Subsidiary other than the Borrower), 6.05 (other than clause (a)), or 6.15, and such failure continues for five Business Days; or

(d)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days following receipt of notice from the Administrative Agent or the Required Lenders; or

(e)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Calculation) shall be incorrect or misleading in any material respect when made or deemed made; or

(f)            Cross-Default.  So long as the enforcement of remedies is not subject to the automatic stay as a result of the Chapter 11 Cases (including for the avoidance of doubt, any Prepetition Term Loan Obligations), (i) any Loan Party or any Subsidiary thereof (A) fails to make any payment beyond the applicable grace period if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $20.0 million; or

(g)            [Reserved].

(h)            [Reserved].

(i)            Judgments. So long as the enforcement of remedies is not subject to the automatic stay as a result of the Chapter 11 Cases, there is entered against any Loan Party or any Material Subsidiary and remains unpaid one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $20.0 million (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j)            ERISA. An ERISA Event occurs or any substantially similar event occurs with respect to a Foreign Plan (that would have been an ERISA Event had the Foreign Plan been subject to ERISA and that gives rise to liability under analogous foreign law) which, together with all other ERISA Events (or such substantially similar events with respect to Foreign Plans) that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(k)            Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect against Holdings, the Borrower or any Material Subsidiary; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations), or purports to revoke, terminate or rescind any provision of any Loan Document; or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Collateral Document; or

(l)            [Reserved]; or

(m)            Collateral Documents. Any Collateral Document after delivery thereof pursuant to Article IV, Section 6.12, or Section 6.13 shall for any reason (other than pursuant to the terms thereof) cease (or shall be asserted by any Loan Party or, in the reasonable discretion of the Administrative Agent, any other Person not) to create a valid and perfected First Priority Lien or Second Priority Lien, as applicable (subject to Liens permitted by Section 7.01 and the Financing Orders), on the Collateral purported to be covered thereby, either with an aggregate fair market value for such Collateral of (A) $10.0 million or more, in the case of Term Priority Collateral, or (B) $5.0 million or more, in the case of ABL Priority DIP Collateral, for any reason other than the failure of Collateral Agent to maintain control over any Collateral in its possession.

(n)            Bankruptcy Matters.

(i)            The entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or the Borrower or any Guarantor files a motion or other pleading seeking entry of such an order or supports or fails to promptly oppose such dismissal or conversion; or

(ii)            a trustee, responsible officer or an examiner having expanded powers under Bankruptcy Code section 1104 (other than (x) a fee examiner or (y) for purposes of an investigation pursuant to Sections 1106(a)(3) and (4) of the Bankruptcy Code) is appointed or elected in the Chapter 11 Cases, any Loan Party applies for, consents to, supports, acquiesces in or fails to promptly oppose, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders in their reasonable discretion; or

(iii)            the entry of an order (1) staying, reversing or vacating the Interim Financing Order or the Final Financing Order (as applicable) or (2) modifying or amending the Interim Financing Order (after the initial entry thereof) or Final Financing Order, as applicable, in a manner adverse in any respect to the Credit Parties, other than in the case of clause (2) in form and substance satisfactory to the Required Lenders in their reasonable discretion, or any Loan Party files an application, motion or other pleading seeking entry of such an order or supports or fails to promptly oppose entry of such an order, in each case without the prior written consent of the Administrative Agent in its reasonable discretion; or

(iv)            the entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by any of the Loan Parties and the Chapter 11 Debtors have not obtained use of cash collateral (consensually or non-consensually);

(v)            the entry of an order in any of the Chapter 11 Cases granting relief from any stay or proceeding (including, without limitation, the automatic stay) so as to allow any third party to proceed with foreclosure (or the granting of a deed in lieu of foreclosure or the like) against any assets of the Loan Parties with a value in excess of $1,000,000 in the aggregate;

(vi)            subject to the terms of the financing orders, the entry of a final non-appealable order in the Chapter 11 Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of other actions by the Loan Parties that challenges the rights and remedies of any of the Agents or the Lenders under the ABL DIP Facility in any of the Chapter 11 Cases or inconsistent with the Loan Documents;

(vii)            without the prior written consent of the Administrative Agent, any Loan Party shall file a motion seeking or take any action supporting a motion seeking, or the Bankruptcy Court shall enter an order in any of the Chapter 11 Cases authorizing (x) financing under Section 364 of the Bankruptcy Code (other than the DIP Facilities) or (y) the sale of all or substantially all of the Loan Parties’ assets (unless such order contemplates payment in full in cash of the Obligations), except, for the avoidance of doubt, the DIP Term Facility; or

(viii)            the filing or support of any pleading by any Loan Party (or any direct or indirect parent thereof) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (vii) above, unless such filing or any pleading is in connection with the enforcement of the Loan Documents against the Administrative Agent or the Lenders;

(o)            the making of any material payments in respect of prepetition obligations other than (i) to the extent permitted by an Approved Bankruptcy Court Order (and not otherwise prohibited by this Agreement or any other Approved Bankruptcy Court Order then in effect), or (ii) as otherwise agreed to in writing by the Administrative Agent;

(p)            the entry of the Final Financing Order shall not have occurred within 45 days after the Petition Date;

(q)            an order of the Bankruptcy Court granting, other than in respect of the DIP Facilities (subject, in the case of the DIP Term Facility, to the priority set forth in the Financing Orders) and the Carve Out or as otherwise permitted under the applicable Loan Documents, any claim entitled to superpriority administrative expense claim status in the Chapter 11 Cases pari passu with or senior to the claims of the Agents and the Lenders under the ABL DIP Facility, or the filing by any Loan Party of a motion or application seeking entry of such an order;

(r)            other than with respect to the Carve Out, the Permitted Prior Liens, the Other Prior Perfected Liens and the liens provided for in the DIP Facilities (subject, in the case of the DIP Term Facility, to the priority set forth in the Financing Orders), the Loan Parties shall create or incur, or the Bankruptcy Court enters an order granting, any claim on Collateral which is pari passu with or senior to any liens under the Prepetition Facilities, the adequate protection liens and adequate protection obligations granted under the Financing Orders in contravention of the lien priorities specified in Section 5.1;

(s)            noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Financing Order or, after entry thereof, the Final Financing Order in any material respect;

(t)            the Loan Parties or any of their Subsidiaries (or any direct or indirect parent of any Loan Party) or any person claiming by or through any of the foregoing, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any Agent or any of the Lenders regarding the ABL DIP Facility, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against any of the Agents or Lenders; or

(u)            (i) a plan of reorganization shall be confirmed in any of the Chapter 11 Cases that is not an Acceptable Plan of Reorganization, any order which approves a 363 sale, or any order shall be entered which dismisses any of the Chapter 11 Cases and which order (x) does not provide for termination of the unused commitments under the ABL DIP Facility and payment in full in cash of the Loan Parties’ obligations under the ABL DIP Facility, (y) does not provide for release provisions relating to the Agents and the Lenders that are satisfactory to the Agents and the Required Lenders in their reasonable discretion and (z) is not otherwise reasonably satisfactory to the Required Lenders in their reasonable discretion, or (ii) any of the Loan Parties or any of their subsidiaries (or any of their direct or indirect parents), shall file, propose, support, or fail to promptly contest in good faith the filing or confirmation of such a plan or the entry of such an order.

8.02            Remedies upon Event of Default. Subject to the terms of the Financing Orders, if any Event of Default occurs and is continuing, the Administrative Agent may (and at the request of, or with the consent of, the Required Lenders, shall) take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)            whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties; and

(d)            require that the Loan Parties provide Letter of Credit Cash Collateralization in accordance with Section 2.03(n);

provided, however, in the case of the enforcement of rights against the Collateral pursuant to clauses (b) through (d) above, (i) the Administrative Agent, acting at the request of the Required Lenders, shall provide counsel to the Loan Parties, counsel to the Official Committee (if any), and the Office of the United States Trustee with five (5) Business Days’ prior written notice consistent with the Financing Orders (such period, the “Remedies Notice Period”), and (ii) during the Remedies Notice Period, the applicable Agent shall refrain from exercising its rights and remedies and the Loan Parties and/or any Official Committee shall be permitted to request an emergency hearing before the Bankruptcy Court (which request must be made prior to the conclusion of the Remedies Notice Period and shall seek consideration of such request on an expedited basis); provided, further, that during the Remedies Notice Period, the Loan Parties shall be permitted to use cash collateral as provided in the Financing Orders;

provided, further that, other than in connection with the Chapter 11 Cases, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03            Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), or after the commencement of any Liquidation, subject to the terms of the Intercreditor Agreement and the Financing Orders, any amounts received on account of the Obligations shall be applied (by the Administrative Agent as hereby instructed so to apply) in the following order:

First, to payment in full of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;

Second, to payment in full of that portion of the Obligations constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them in their capacities as such;

Third, to payment in full to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fourth, to payment in full of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Letter of Credit Disbursements and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth payable to them in their capacities as such;

Fifth, to payment in full to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Sixth, to payment in full of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Disbursements, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Sixth held by them in their capacities as such;

Seventh, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize in full that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Eighth, [reserved];

Ninth, to payment in full of all other Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the applicable Loan Parties or as otherwise required by Law.

Subject to Section 2.03, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not a an “eligible contract participant” under the Commodity Exchange Act and the regulations promulgated thereunder shall not be applied to the Obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this sentence, the Administrative Agent shall, to the extent permitted by law, make such adjustments as it determines are appropriate to distributions pursuant to clause Ninth above from amounts received from “eligible contract participants” under the Commodity Exchange Act and the regulations promulgated thereunder to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause Ninth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause Ninth above).

Article IX
ADMINISTRATIVE AGENT

9.01            Appointment and Authority.

(a)            Each of the Lenders and each L/C Issuer hereby irrevocably appoints Eclipse to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)            The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (in its capacities as a Lender), Swing Line Lender (if applicable) and each L/C Issuer hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agents, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(c)            Each of the Lenders, for itself and on behalf of any of its Affiliates, and each L/C Issuer hereby irrevocably appoints Eclipse, in its capacity as Administrative Agent and Collateral Agent and to take such actions on its behalf and to exercise such powers as are delegated to Eclipse, in its capacity as Administrative Agent and Collateral Agent, by the terms hereof and as set forth in the Financing Orders, together with such actions and powers as are reasonably incidental thereto.

9.02            Rights as a Lender. The Person serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03            Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent or any of its Affiliates in any capacity.

The Agents shall not be liable for any action taken or not taken by them (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of their own gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or any L/C Issuer.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.04            Reliance by Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by them to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to them orally or by telephone and believed by them to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuers, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

9.05            Delegation of Duties. The Agents may perform in any and all of their duties and exercise their rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Agents and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities as Administrative Agent or Collateral Agent.

9.06            Resignation of Agents. The Agents may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower, including the effective date of such resignation which may be not less than 30 days from the date of such notice. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agents give notice of their resignation, then the retiring Agents may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above; provided that if the Agents shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agents shall be discharged from their duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent and Collateral Agent, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent and Collateral Agent was acting as Administrative Agent and Collateral Agent.

9.07            Non-Reliance on Agents and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Agents, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agents and the Arranger shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents and the Arranger.

9.08            No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Arranger listed on the cover page hereof shall (i) have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or any L/C Issuer hereunder or (ii) any fiduciary relationship with the Lenders, the Borrower or any other Person pursuant to the Loan Documents.

9.09            Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.07, and 11.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10            Collateral and Guaranty Matters. The Lenders and the L/C Issuers irrevocably authorize the Agents, at their option and in their discretion,

(a)            to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has then been asserted) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b)            to release any Guarantor from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)            to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Agents at any time, the Required Lenders will confirm in writing the Agents’ authority to release or subordinate their interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent, as applicable, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations hereunder, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11            Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 11.06.

9.12            Reports and Financial Statements. By signing this Agreement, each Lender:

(a)            [reserved];

(b)            is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Calculations, financial statements required to be delivered by the Borrower hereunder and all collateral field examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”), and the Administrative Agent further agrees to deliver other information delivered pursuant to Section 6.02 upon the reasonable request of such Lender;

(c)            expressly agrees and acknowledges that the Agents (i) make no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

(d)            expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)            agrees to keep all Reports confidential in accordance with the provisions of Section 11.07, or use any Report in any other manner; and

(f)            without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13            Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law can be perfected only by possession. Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

9.14            Indemnification of Agents. The Lenders agree to indemnify the Agents (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15            Withholding Tax. To the extent required by any applicable law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

9.16            Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

9.17            Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975 such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)            The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.18            Erroneous Payments.

(a)            Each Lender and L/C Issuer hereby agrees that (x) if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or L/C Issuer from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or L/C Issuer (whether or not known to such Lender or L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or L/C Issuer shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender or L/C Issuer under this Section 9.18(a) shall be conclusive, absent manifest error.

(b)            Each Lender and L/C Issuer hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or L/C Issuer shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or L/C Issuer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment (or any portion thereof) is, and solely with respect to the amount of such erroneous Payment that is comprised of funds of a Loan Party. Notwithstanding anything to the contrary herein or in any other Loan Document, the provisions of this Section 9.18 relating to Payments (including the preceding two paragraphs and this paragraph) shall not constitute, create or otherwise alter the Obligations on the part of the Loan Parties under the Loan Documents or otherwise.

(d)            Each party’s obligations under this Section 9.18 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.19            Intercreditor Agreement. The parties hereto acknowledge and agree that: (a) in accordance with the Interim Financing Order and any other order of the Bankruptcy Court, the each Agent shall be subject to the terms of the Intercreditor Agreement as if each Agent was a party thereto as an “ABL Agent” (as defined in the Intercreditor Agreement) and (b) each Agent, acting in the capacity as an ABL Agent, is authorized to perform and take or refrain from taking any actions, and providing any consents or directions, in connection with the Intercreditor Agreement.

Article X
CONTINUING GUARANTY

10.01            Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Credit Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Credit Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Each Qualified ECP Guarantor (including the Borrower) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of each such Loan Party’s obligations (a) in respect of Swap Contracts to which it is a party and (b) under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.01 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.01, or otherwise under this Guaranty, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of this Guaranty in accordance with Section 10.06 hereof. Each Qualified ECP Guarantor intends that this Section 10.01 constitute, and this Section 10.01 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.02            Rights of Lenders. Each Guarantor consents and agrees that the Credit Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03            Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Credit Party) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Credit Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Credit Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

10.04            Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05            Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations (other than any indemnity obligations for unasserted claims that by its terms survives the termination of this Agreement) and any amounts payable under this Guaranty have been paid and performed in full and the Commitments and the Facility are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Credit Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06            Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are paid in full in cash (other than any indemnity obligations for unasserted claims that by its terms survives the termination of this Agreement) and the Commitments and the Facility with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Credit Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Credit Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Credit Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.07            Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to any Guarantor as subrogee of the Credit Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations (other than any indemnity obligations for unasserted claims that by its terms survives the termination of this Agreement). If the Credit Parties so request, any such obligation or indebtedness of the Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Credit Parties and the proceeds thereof shall be paid over to the Credit Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

10.08            Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Credit Parties.

10.09            Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other Guarantor as such Guarantor requires, and that none of the Credit Parties has any duty, and such Guarantor is not relying on the Credit Parties at any time to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other Guarantor (such Guarantor waiving any duty on the part of the Credit Parties to disclose such information and any defense relating to the failure to provide the same).

Article XI
MISCELLANEOUS

11.01            Amendments, Etc. Subject to Section 3.02, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that the waiver of any mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);

(b)            postpone any date fixed by this Agreement or any other Loan Document for (i) any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any of the other Loan Documents without the written consent of each Lender entitled to such payment (it being understood that the waiver of or amendment to the terms of any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, or (ii) any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender;

(c)            reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Disbursements, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate; provided further, however, changes to interest rates arising from changes to the definition of Borrowing Base shall be governed by clause (i) below;

(d)            change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e)            change any provision of this Section 11.01 or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (other than any Defaulting Lender);

(f)            except as expressly permitted hereunder, release, or limit the liability of, any Loan Party without the written consent of each Lender (other than any Defaulting Lender);

(g)            except for releases of Collateral in accordance with the provisions of Section 9.10 hereof (in which case, such release may be made by the Administrative Agent acting alone), release all or substantially all of the Collateral from the Liens of the Collateral Documents in any transaction or series of related transactions, without the written consent of each Lender (other than any Defaulting Lender);

(h)            increase the Aggregate Commitments without the written consent of each Lender (other than any Defaulting Lender);

(i)            change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased, without the written consent of the Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lender;

(j)            modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for a Permitted Overadvance without the written consent of the Supermajority Lenders;

(k)            except as provided in Section 9.10(c), subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender (other than any Defaulting Lender);

(l)            modify this Section 11.01 or Section 8.03 without the written consent of each Lender (other than any Defaulting Lender);

and provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document; and (v) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or Supermajority Lenders and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary contained in this Section 11.01, if the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of any Loan Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

11.02            Notices; Effectiveness; Electronic Communications.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Holdings, the Borrower, any Loan Party, the Administrative Agent, the Collateral Agent, the L/C Issuers or the Swing Line Lender to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)            Electronic Communications. The Administrative Agent and each of its Affiliates is authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), by Approved Electronic Communications in connection with this Agreement or any other Loan Document and the transactions contemplated therein. The Administrative Agent is hereby authorized to establish procedures to provide access to and to make available or deliver, or to accept, notices, documents and similar items by posting to ABLSoft. All uses of ABLSoft and other Approved Electronic Communications shall be governed by and subject to, in addition to the terms of this Agreement, the separate terms, conditions and privacy policy posted or referenced in such system (or such terms, conditions and privacy policy as may be updated from time to time, including on such system) and any related contractual obligations executed by the Administrative Agent and Loan Parties in connection with the use of such system. Each of the Loan Parties, the Lenders and the Administrative Agent hereby acknowledges and agrees that the use of ABLSoft and other Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the Administrative Agent and each of its Affiliates to transmit Approved Electronic Communications. ABLSoft and all Approved Electronic Communications shall be provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or related persons warrants the accuracy, adequacy or completeness of ABLSoft or any other electronic platform or electronic transmission and disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent or any of its Affiliates or related persons in connection with ABLSoft or any other electronic platform or electronic transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Borrower and each other Loan Party executing this Agreement agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with ABLSoft, any Approved Electronic Communication or otherwise required for ABLSoft or any Approved Electronic Communication. Prior to the Closing Date, the Borrower shall deliver to the Administrative Agent a complete and executed client user form regarding the Borrower’s use of ABLSoft. No Approved Electronic Communications shall be denied legal effect merely because it is made electronically. Approved Electronic Communications that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication, an E-Signature, upon which the Administrative Agent and the Loan Parties may rely and assume the authenticity thereof. Each Approved Electronic Communication containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original. Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Approved Electronic Communication shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to this Agreement, any other Loan Document, the UCC, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter. Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Approved Electronic Communication or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, that nothing herein shall limit such party's or beneficiary's right to contest whether an Approved Electronic Communication or E-Signature has been altered after transmission.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings or any of its Subsidiaries, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings or any of its Subsidiaries, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. Each of the Borrower, any other Loan Party, and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)            Reliance by Administrative Agent and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers, the Swing Line Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notice of Borrowings) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the L/C Issuers, the Swing Line Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03            No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04            Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Loan Parties shall pay all Credit Party Expenses within ten (10) Business Days after receipt of an invoice therefor.

(b)            Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, the Arranger, the joint bookrunning managers, each Lender, each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented in reasonable detail fees, charges and disbursements of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction material to the interests of the Lenders, in each case, selected by the Administrative Agent and solely in the case of an actual conflict of interest between Indemnitees where the Indemnitees affected by such conflict inform the Borrower of such conflict, one additional counsel in each relevant jurisdiction material to the interest of the Lenders to each group of affected Indemnitees taken as a whole) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the preparation, execution, delivery or administration of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby or any amendment or waiver with respect hereto or thereto, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threat of Release of Hazardous Materials, at, under, on or from any property or facility currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from the presence, Release or threat of Release of Hazardous Materials or violations of Environmental Laws first occurring or first existing after completion of the foreclosure upon the Collateral, granting of a deed-in-lieu of foreclosure with respect to the Collateral or similar transfer of title or possession of the Collateral, unless such presence, release or violation is actually caused by any Loan Party or any Subsidiary thereof. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agents (or any sub-agent thereof), the Swing Line Lender, the L/C Issuers or any Related Party of any of the foregoing, each Lender (other than the Swing Line Lender in its capacity as such) severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender, the L/C Issuers or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender or L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section shall be payable not later than ten Business Days after receipt of an invoice or demand therefor.

(f)            Survival. The agreements in this Section shall survive the resignation of the Agents, the Swing Line Lender and the L/C Issuers, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05            Payments Set Aside. To the extent that any payment by or on behalf of any of the Loan Parties is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06            Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1.0 million (and in integral multiples of $1.0 million in excess thereof) and after giving effect thereto, the assigning Lender shall hold a Commitment of at least $1.0 million, unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that (A) this clause (ii) shall not apply to the Swing Line Lenders’ rights and obligations in respect of Swing Line Loans and (B) this clause (ii) shall not limit the right of a Lender to assign all or any portion of its Commitment;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of Lender or an Approved Fund with respect to such Lender or (2) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)            the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)            the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Line Loans (whether or not then outstanding).

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any Tax forms required by Section 3.01(g), Section 3.01(h) or Section 3.01(i);

(v)           No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans (and whether such Loan is a Committed Loan or a Swing Line Loan, as applicable) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, including, for avoidance of doubt, any indemnification obligation with respect to the participated interest, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (f) and (g) in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 and Section 3.03 (provided such Participant agrees to be subject to the limitations and requirements therein as though it were a Lender (it being understood that the documentation required under Section 3.01(g), Section 3.01(h) and Section 3.01(i) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under the Loan Documents) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)            Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that such entitlement to any greater payment results from any Change in Law after the Participant becomes a Participant, or the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a FRB or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)            Resignation as L/C Issuer or Swing Line Lender After Assignment. Notwithstanding anything to the contrary contained herein, if at any time Eclipse (together with its affiliates) assigns all of its Commitment and Loans pursuant to subsection (b) above, Eclipse may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Eclipse as L/C Issuer or Swing Line Lender, as the case may be. If Eclipse resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuers hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03). If Eclipse resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Eclipse to effectively assume the obligations of Eclipse with respect to such Letters of Credit.

11.07            Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, or (iii) any funding or financing source of any Lender, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.07 or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, operations, assets and related matters, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (A) the Information may include material non-public information concerning Holdings or a Subsidiary, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information and (C) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08            Right of Setoff. Subject to the Financing Orders and the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Credit Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Credit Party or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Credit Party, irrespective of whether or not such Credit Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Credit Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Credit Party and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party or their respective Affiliates may have. Each Credit Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09            Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10            Counterparts; Integration; Effectiveness.

(a)            This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)            Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against the Administrative Agent, any Lender, any L/C Issuer and any Related Party of any of the foregoing Persons for any losses, claims, damages, liabilities and related expenses arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims, damages, liabilities and related expenses arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.11            Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Obligation (other than any indemnity obligation for unasserted claims that by its terms survives the termination of this Agreement) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12            Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13            Replacement of Lenders. (a) If any Lender requests compensation under Section 3.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (b) if any Lender is a Defaulting Lender, or (c) if in connection with a proposed amendment, modification, waiver, or consent with respect to any of the provisions hereof as contemplated by Section 11.01, the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, or (d) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)            such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14            Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, REGARDLESS OF LAWS THAT MIGHT OTHERWSIE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b)            SUBMISSION TO JURISDICTION. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, SOLELY TO THE EXTENT THAT THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM, JURISDICTION OVER ANY MATTER, ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT OR SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. EACH OF THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16            No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (a) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (b) each of the Borrower and Holdings and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (c) the Borrower and Holdings and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (d) the Administrative Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (e) neither the Administrative Agent nor the Arranger or any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (f) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Arranger or the Lenders have any obligation to disclose any of such interests to the Borrower, Holdings and their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17            USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

11.18            No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.19            Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.20            Intercreditor Agreement; Financing Orders. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement or the other Loan Documents and the exercise of any right or remedy by the Collateral Agent hereunder or under the other Loan Documents are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. To the extent that any specific provision of this Agreement or any of the other Loan Documents is inconsistent with any of the Financing Orders, the terms of the Financing Orders shall govern and control.

11.21            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.22            Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

THE CONTAINER STORE, INC.

By:
Name:
Title:

HOLDINGS:

THE CONTAINER STORE GROUP, INC.

By:
Name:
Title:

SUBSIDIARY GUARANTORS:

TCS GIFT CARD SERVICES, LLC

By:
Name:
Title:

C STUDIO MANUFACTURING INC.

By:
Name:
Title:

C STUDIO MANUFACTURING LLC

By:
Name:
Title:

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

ECLIPSE BUSINESS CAPITAL LLC

By:
Name:
Title:

LENDER:

ECLIPSE BUSINESS CAPITAL SPV, LLC

By:
Name:
Title:

Schedule 2.01

Commitments

Lender	Commitment	Applicable Percentage
Eclipse Business Capital SPV, LLC	$140,000,000	100%
TOTAL:	$140,000,000	100%

Schedule 6.02(c)

The Borrower shall provide the Administrative Agent with the information set forth below at the following times (all in a format provided by, or acceptable to, the Administrative Agent):

Monthly (no later than 25 days after the end of each month); provided, that during an Enhanced Collateral Trigger Event, such items shall be delivered weekly (no later than the 3rd Business Day of each week), or more frequently if the Administrative Agent requests

(To be delivered electronically utilizing the Borrowing Base portal in ABLSoft )

(a)       A summary and a detailed aging, by total, of the Borrower’s Accounts, together with an Account roll-forward and Cash Reconciliation Form with supporting details supplied from sales journals, collection journals, credit registers and any other records, with respect to the Borrower’s Accounts and Credit Card Receivables, along with a Client/Customer Master List.

(b)       A summary aging, by vendor, of each Loan Party's accounts payable (identifying therein any held and/or outstanding checks).

(c)       A detailed calculation of the Credit Card Receivables of the Borrower that are not eligible for the Borrowing Base.

(d)       Notice of all claims, offsets, or disputes asserted by Account Debtors with respect to the Borrower’s Accounts.

(e)       An Inventory Detail report with respect to the Borrower’s Inventory, including a listing by category and location of Inventory, with backup acceptable to the Administrative Agent.

(f)       A detailed calculation of Inventory of the Borrower that is not eligible for the Borrowing Base.

Monthly (no later than 25 days after the end of each month) (To be delivered electronically utilizing the Borrowing Base portal in ABLSoft)

(g)       A summary and a detailed aging, by total, of the Borrower’s Accounts and Credit Card Receivables, together with reconciliation to the weekly Borrowing Base submitted closest to such date and support documentation for any reconciling items noted.

(h)       A summary aging, by vendor, of each Loan Party's accounts payable and a listing by vendor, of any held and/or outstanding checks.

(i)       A monthly Account roll-forward with respect to Borrower’s Accounts and Credit Card Receivables tied to the beginning and ending Account and Credit Card Receivables balances of the Borrower’s month-end accounts receivable aging.

(j)       A reconciliation of Accounts summary aging and trade accounts payable summary aging to each of (i) the Borrower’s general ledger, and (ii) their monthly financial statements including any book reserves related to each category (using the Month End Reconciliation Form).

(k)       A reconciliation of the Inventory perpetual report with respect to the Borrower’s Inventory to each of (i) the Borrower’s general ledger, (ii) their monthly financial statements including any book reserves related thereto and (iii) the Borrowing Base submitted closest to such date, together with support documentation for any reconciling items noted (using the Month End Reconciliation Form).

(l)       A reconciliation of the loan statement provided to the Borrower by the Administrative Agent for such month to each of (i) the Borrower’s general ledger, (ii) their monthly financial statements and (iii) the Borrowing Base submitted closest to such date, together with support documentation for any reconciling items noted (using the Month End Reconciliation Form).

(m)       A Borrowing Base Calculation.

Bi-Annually (in January and in July of each calendar year, starting July, 2025)	(n) A detailed list of each Loan Party's vendors, with address and contact information.

Schedule 11.02

Administrative Agent & Collateral Agent’s Notice Address:

ECLIPSE BUSINESS CAPITAL LLC,
as Administrative Agent
333 W Wacker Suite 950
Chicago, IL 60606
Attention: Jim Gurgone
Email: jgurgone@eclipsebuscap.com

with a copy to (which shall not constitute notice):

RIEMER & BRAUNSTEIN, LLP
100 Cambridge Street, 22nd Floor
Boston, MA 02114
Attention: Donald Rothman
Email: drothman@riemerlaw.com

Administrative Agent’s Account:

Wells Fargo Bank, National Association and its affiliates
Account Name: Eclipse Business Capital SPV, LLC
Account # 4943951905
ABA Routing # 121000248
Reference: Container Store

Loan Parties’ Notice Address:

The Container Store, Inc.

500 Freeport Parkway

Coppell, TX 75019

Attention: Legal – Tasha Grinnell, Treasury – Maria Thereza Neisler

Email: legalreview@containerstore.com and credit@containerstore.com with a copy (which shall not constitute notice) to:

LATHAM & WATKINS LLP

355 S Grand Ave

Los Angeles, CA 90071

Attention: Elizabeth Oh; Benjamin Gelfand

Email: elizabeth.oh@lw.com; benjamin.gelfand@lw.com